SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

J. C. Penney Company, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2015

Dear Stockholders:

On behalf of your Board of Directors, I invite you to attend JCPenney’s 2015 Annual Meeting of Stockholders. The meeting will be held on Friday, May 15, 2015, at 10:00 A.M., local time, at JCPenney’s Home Office, located at 6501 Legacy Drive, Plano, Texas 75024. We will be asking you to vote on and to support several proposals for our Company and it is important that your shares be represented. We urge you to vote your shares via the toll-free telephone number, over the Internet, or by mail, as provided in the enclosed materials.

You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages.

We appreciate your support of JCPenney.

Thomas J. Engibous

Chairman of the Board

JCPenney

6501 Legacy Drive

Plano, TX 75024

jcpenney.com

J. C. PENNEY COMPANY, INC.

6501 Legacy Drive

Plano, Texas 75024-3698

J. C. PENNEY COMPANY, INC.

Notice of 2015 Annual Meeting of Stockholders

Date and Time:	Friday, May 15, 2015 10:00 A.M., local time

Place:	JCPenney Home Office 6501 Legacy Drive Plano, Texas 75024-3698

Business:	1. To elect eleven directors nominated by the Board of Directors for a one-year term as described in the accompanying proxy materials;

2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending January 30, 2016;

3. To hold an advisory vote on executive compensation; and

4. To consider any other business properly brought before the meeting.

Record Date:	In order to vote, you must have been a stockholder at the close of business on March 16, 2015.

Voting By Proxy:	It is important that your shares be represented and voted at the meeting. If you received the proxy materials by mail, you can vote your shares by completing, signing, dating and returning your completed proxy card, by telephone or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote your shares only by telephone or over the Internet. To vote by telephone or Internet, follow the instructions included in the proxy statement or on the Internet. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of

Stockholders to be held on May 15, 2015.

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended January 31, 2015 are available at www.proxyvote.com.

Salil R. Virkar, Secretary

Plano, Texas

March 25, 2015

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR

VOTE BY TELEPHONE OR INTERNET

PROXY STATEMENT

2015 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to JCPenney stockholders beginning on or about March 25, 2015. In this proxy statement, you will find information on the matters to be presented at the 2015 Annual Meeting of Stockholders (the Annual Meeting) and information to assist you in voting your shares.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

JCPenney’s Board of Directors (the Board) is soliciting your vote at the 2015 Annual Meeting of Stockholders.

What will I be voting on?

You will be voting on:

•	Election of eleven directors nominated by the Board;
•	Ratification of the appointment of KPMG LLP as JCPenney’s independent auditor for the fiscal year ending January 30, 2016;
•	Advisory vote on executive compensation; and
•	Any other business that may properly come before the meeting.

What are the Board of Directors’ voting recommendations?

The Board recommends that you vote your shares “For” each of the Board’s nominees for director, “For” the ratification of the appointment of KPMG LLP as independent auditor for the fiscal year ending January 30, 2016, and “For” the approval of our executive compensation in connection with the advisory vote on executive compensation.

Who is entitled to vote?

All stockholders who owned JCPenney common stock at the close of business on the record date, March 16, 2015, are entitled to attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of JCPenney common stock you owned on the record date.

How many votes can be cast by all stockholders?

Each share of JCPenney common stock is entitled to one vote. There is no cumulative voting. On March 16, 2015, JCPenney had 305,120,922 shares of common stock outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of JCPenney common stock as of the record date, or 152,560,462 shares, must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum.

Shares are counted as present at the Annual Meeting if stockholders are present and vote in person or a proxy card has been properly submitted by or on behalf of a stockholder. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

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How many votes are required to elect directors and adopt the other proposals?

You may vote “For” or “Against” with respect to the election of directors. Our Bylaws provide that in a non-contested election, each director must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. Accordingly, abstentions and broker non-votes will have no effect on the election of a director. Any director nominee who is an incumbent director and is not re-elected must promptly tender his or her resignation, and the Board, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation.

Ratification of the appointment of KPMG LLP as JCPenney’s independent auditor requires the affirmative vote of a majority of the shares of JCPenney common stock present in person or by proxy that are entitled to vote on such matter. If you abstain from voting on this matter, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against the proposal. Broker non-votes will also have the same effect as a vote against the proposal.

Approval of our executive compensation in connection with the advisory vote on executive compensation requires the affirmative vote of a majority of the shares of JCPenney common stock present in person or by proxy that are entitled to vote on such matter. If you abstain from voting on this matter, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against the proposal. Broker non-votes are not entitled to be cast for this matter and accordingly will have no effect on the approval of this matter.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the SEC), rather than mailing a printed copy of our proxy materials to each stockholder of record, we may send some or all of our stockholders a Notice of Internet Availability of Proxy Materials (the Notice), which indicates how our stockholders may:

•	access their proxy materials and vote their proxies over the Internet;
•	make a one-time request to receive a printed set of proxy materials by mail; or
•	make a permanent election to receive all of their proxy materials in printed form by mail or electronically by email.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting over the Internet; and
•	instruct us to send our future proxy materials to you electronically by email instead of sending you printed copies by mail.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. Our Annual Report on Form 10-K accompanies these proxy materials but is not considered part of the proxy soliciting materials.

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How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please call 972-431-1000. You can vote by proxy in three ways:

•	by mail – If you received your proxy materials by mail, you can vote by mail by using the enclosed proxy card;
•	by telephone – In the United States and Canada, you can vote by telephone by following the instructions on the Internet or on your proxy card if you received your materials by mail; or
•	by Internet – You can vote by Internet by following the instructions on the Notice or on your proxy card if you received your materials by mail.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you sign your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

How do I attend the Annual Meeting?

Admission to the Annual Meeting is limited to JCPenney stockholders or their proxy holders. Each stockholder will be asked to present proof of stock ownership and a valid, government-issued photo identification, such as a driver’s license, before being admitted to the Annual Meeting. Proof of stock ownership may consist of the top portion of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that the individual beneficially owned shares of JCPenney common stock on March 16, 2015, the record date for the Annual Meeting.

Can I change my vote after I execute my proxy?

You can revoke a proxy at any time prior to its exercise at the Annual Meeting. You can send in a new proxy card with a later date if you received your proxy materials by mail, or cast a new vote by telephone or Internet, or send a written notice of revocation to JCPenney’s Corporate Secretary at the address on the cover page of this proxy statement. If you attend the Annual Meeting and want to vote in person, you can request that any previously submitted proxy not be used.

How do I vote my shares of JCPenney common stock in the 401(k) Savings Plan?

If you are a participant in the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan (the Savings Plan), you will receive a separate voting instruction card for the shares allocated to your account in the Savings Plan. This voting instruction card will allow you to instruct State Street Bank and Trust Company, as trustee for the Savings Plan, how to vote your shares. If you do not vote your shares in the Savings Plan, State Street Bank and Trust Company will vote them in the same proportion as those shares for which it has received voting instructions.

Will my vote be kept confidential?

Yes. JCPenney’s policy is that all proxy or voting instruction cards, ballots and vote tabulations which identify the vote of an individual stockholder are to be kept secret. Your vote will only be disclosed:

•	to allow the independent election inspectors to certify the results of the vote;
•	if JCPenney is legally required to disclose your vote or is defending or asserting claims in a lawsuit;
•	if there is a proxy contest involving JCPenney; or
•	if you make a written comment on your proxy or voting instruction card or ballot.

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Who pays for this proxy solicitation?

JCPenney does. In addition to soliciting proxies by mail, JCPenney may solicit proxies by telephone, personal contact and electronic means. No director, officer or employee of JCPenney will be specially compensated for these activities. JCPenney has hired Georgeson Inc., a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $11,000 plus reimbursement for reasonable expenses.

JCPenney will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of JCPenney common stock.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this proxy statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holder.

CORPORATE GOVERNANCE

More than a century ago, James Cash Penney founded JCPenney on the principle of the Golden Rule: treat others the way you would like to be treated. While JCPenney has gone through many changes throughout its history, the foundation built on honesty, trust and integrity has never wavered. Our corporate governance principles continue to reflect the highest ethical standards rooted in our rich heritage as we seek to achieve excellence in our work, products and services for our customers and our stockholders.

Governing Documents

The key documents that make up our corporate governance framework are our:

•	Corporate Governance Guidelines, including our Standards for the Determination of Director Independence, Lead Independent Director Policy and our Policy on Review and Consideration of Related Person Transactions;
•	Restated Certificate of Incorporation, as amended;
•	Bylaws, as amended;
•	Audit Committee Charter;
•	Finance and Planning Committee Charter;
•	Corporate Governance Committee Charter;
•	Human Resources and Compensation Committee Charter;
•	Charter of the Committee of the Whole;
•	Statement of Business Ethics; and
•	Standards and Procedures for Director Nominations.

You can access each of these documents on our website at www.jcpenney.com by clicking on “Investors,” then “Corporate Governance.” You can also obtain a free copy of any of these documents by sending a written request to JCPenney’s Corporate Secretary at P.O. Box 10001, Dallas, Texas 75301.

Corporate Governance Guidelines

Our Corporate Governance Guidelines (the Guidelines) set forth JCPenney’s primary principles and policies regarding corporate governance, which are the foundation of our commitment to best practices. The Guidelines are reviewed annually by the Corporate Governance Committee and the Board. The matters covered by the Guidelines include:

•	director responsibilities;
•	the size of the Board;

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•	director independence and minimum qualifications;
•	factors to be considered in selecting candidates to serve on the Board;
•	the Company’s voting standard for the election of directors;
•	director retirement;
•	director resignations upon change of principal employment or personal circumstances;
•	directors’ outside directorships and outside audit committee service;
•	Board organization, including committees of the Board and the role and responsibilities of the lead independent director;
•	policies relating to Board meetings;
•	executive sessions for directors;
•	ethical principles to be followed by directors;
•	policies and procedures for reviewing related person transactions and conflicts of interest;
•	claw-back policy on recovery of compensation in the event of a financial restatement;
•	the Board’s access to management and independent advisors;
•	stockholders’ and other interested parties’ communications to non-employee directors;
•	director orientation and continuing education;
•	prohibition of loans to directors and executive officers;
•	stock ownership goals for directors and members of the Company’s senior management team;
•	prohibition on hedging and pledging of Company stock;
•	management succession and CEO evaluation; and
•	annual self-assessments of the Board and each of the Audit, Corporate Governance, Finance and Planning and Human Resources and Compensation Committees.

Board Leadership Structure

Thomas J. Engibous, a non-employee, independent director, serves as the Company’s Non-Executive Chairman of the Board. The duties of the Non-Executive Chairman of the Board include:

•	presiding over all meetings of the Board and regular executive sessions of the non-employee, independent members of the Board;
•	approving the scheduling of Board meetings as well as the agenda and materials for each Board meeting and executive session of the Board’s non-employee, independent directors;
•	calling and presiding over meetings of the non-employee, independent directors;
•	meeting regularly with the CEO and serving as a liaison and channel of communication between the non-employee, independent directors and the CEO; and
•	presiding over all meetings of stockholders and communicating with stockholders as appropriate.

The Board, as part of its continuing review of corporate governance matters, decided to separate the Chairman and CEO roles in January 2012 and elect a Non-Executive Chairman of the Board after careful consideration and upon recommendation by the Corporate Governance Committee. The Board believes that JCPenney’s current leadership structure enhances the Board’s ability to ensure that the appropriate level of independent oversight is applied to all management decisions.

Board of Directors’ Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for the company. The involvement of the full Board in reviewing the Company’s business strategy is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company. In addition to management’s discussion of risk

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with the full Board throughout the year, the independent directors also discuss risk management during their executive sessions without management present over which the Non-Executive Chairman presides. The Board’s Committees also consider risk appropriate to their respective jurisdictions throughout the year.

Policies and Procedures with Respect to Related Person Transactions

The Board recognizes that related person transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, our directors and executive officers are to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict with the interests of JCPenney.

Our written Policy on Review and Consideration of Related Person Transactions (the RPT Policy) is included as Appendix C to the Guidelines. For purposes of SEC rules as well as the RPT Policy, a “related person transaction” is any transaction in which the Company was, is or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. The term “related person” means (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities and (c) any immediate family member of any of the foregoing persons. We review all relationships and transactions in which the Company and a related person are participants to determine whether such persons have a direct or indirect material interest. To identify potential related person transactions, we request certain information from our directors and executive officers. We then review the information provided for any related person transactions. The Corporate Governance Committee reviews and determines whether to approve or ratify any related person transaction that is required to be disclosed. Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Board Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards as well as the requirements of the New York Stock Exchange (NYSE). No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company that would affect his or her independence and that he or she otherwise satisfies JCPenney’s director independence standards as well as all applicable laws, rules and regulations. Our “Standards for the Determination of Director Independence” are included as Appendix A to the Guidelines.

The factors the Board considers in determining whether a director is independent include:

•	Whether within the preceding three years,
•	the director is or was an employee of JCPenney;
•	a member of the director’s immediate family is or was an executive officer of JCPenney;
•	the director or an immediate family member of the director received more than $120,000 per year in direct compensation from JCPenney (other than compensation for service as a director or pension or other forms of deferred compensation for prior service);
•	the director or an immediate family member of the director was a partner or employee of JCPenney’s external auditor and personally worked on JCPenney’s audit within that time;
•	the director or an immediate family member of the director is or was employed as an executive officer of another company where any of JCPenney’s present executive officers serve on the compensation committee of that company’s board of directors;
•	the director or an immediate family member of the director is or was an employee or executive officer of another company that makes payments to, or receives payments from, JCPenney in excess of the greater of $1,000,000 or 2% of that company’s consolidated gross revenues;

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•	Whether the director or an immediate family member of the director is a current partner of JCPenney’s external auditor;
•	Whether the director is a current employee of JCPenney’s external auditor;
•	Whether an immediate family member of the director is a current employee of JCPenney’s external auditor and personally works on JCPenney’s audit; and
•	Whether the director serves as an officer, director or trustee of a charitable organization or as a member of that organization’s fund-raising entity or committee that received contributions from JCPenney in excess of the greater of $1,000,000 or 2% of the charity’s gross revenues.

The Board has reviewed each director’s independence for fiscal 2015. Applying the standards listed above as well as the requirements of the NYSE, the Board has determined that each of the directors, except for Messrs. Ullman and Ellison, is independent.

Meeting Attendance

During fiscal 2014, the Board held nine meetings and committees of the Board held a total of 32 meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. In 2014, all of the members of the Board attended the Annual Meeting.

Executive Sessions

The non-employee, independent directors meet in executive session with no Company associates present as a part of each regularly scheduled Board meeting. The Company’s Non-Executive Chairman of the Board, Thomas J. Engibous, presides over these sessions.

Communications with the Board of Directors

Any Company stockholder or other interested party who wishes to communicate with the Board of Directors or with an individual director may direct such communications by telephone to 1-800-527-0063, by facsimile to 972-431-1977, by email to jcpdirectors-sm@jcpenney.com, or by writing to:

Corporate Secretary

J. C. Penney Company, Inc.

P.O. Box 10001

Dallas, TX 75301

The communication must be clearly addressed to the Board of Directors or to a specific director(s). If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company’s Corporate Secretary and entered into a log for tracking purposes. The Board has asked the Corporate Secretary to forward to the appropriate director(s) all correspondence, except for items unrelated to the Board’s functions, business solicitations, advertisements and materials that are profane. The Corporate Secretary prepares a periodic summary report of all such communications for the Board.

Communications with the Audit Committee

Complaints and concerns relating to the Company’s accounting, internal accounting controls or auditing matters should be communicated to the Audit Committee of the Board. Any such communication may be made

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on an anonymous basis and may be reported to the Audit Committee through the Company’s Senior Vice President, Audit by calling 1-800-527-0063, by website at www.jcpline.com or by writing to:

Senior Vice President, Audit

J. C. Penney Company, Inc.

P.O. Box 250335

Plano, TX 75025-0335

All such concerns will be reviewed under the direction of the Audit Committee and oversight by the Senior Vice President, Audit, the General Counsel, or such other persons as the Audit Committee determines to be appropriate. Confidentiality is maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as deemed appropriate in the judgment of the Audit Committee. The Senior Vice President, Audit will prepare a periodic summary report of all such communications for the Audit Committee.

Board Diversity, Director Qualifications and Process for Nominations

JCPenney is committed to creating an inclusive work environment where everyone is respected and valued. A workforce that understands JCPenney’s diverse customer base helps ensure that the Company’s products, services and message are relevant in every community where the Company does business.

The Board’s philosophy on diversity mirrors the Company’s philosophy. In connection with the selection of nominees for director, the Corporate Governance Committee strives to identify and recruit high-caliber individuals whose diverse talents, perspectives, experiences and backgrounds would preserve and enhance the inclusive environment in which the Board currently functions.

As provided in the Guidelines, nominees for director, including those directors who are eligible to stand for re-election, are selected based on, among other things, consideration of the following factors:

•	character and integrity;
•	business and management experience;
•	demonstrated competence in dealing with complex problems;
•	familiarity with the Company’s business;
•	diverse talents, backgrounds and perspectives;
•	freedom from conflicts of interest;
•	regulatory and stock exchange membership requirements for the Board;
•	sufficient time to devote to the affairs of the Company; and
•	reputation in the business community.

In considering whether to nominate directors who are eligible to stand for re-election, the Corporate Governance Committee also considers the quality of past director service, attendance at Board and committee meetings, compliance with the Guidelines (including satisfying the expectations for individual directors), as well as input from other Board members concerning the director’s performance and independence.

Although the Board retains ultimate responsibility for approving candidates for election, the Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Corporate Governance Committee considers candidates recommended by directors and the Company’s management, as well as any recommendations from Company stockholders. Additionally, the Corporate Governance Committee takes into account the Board’s current composition and the capabilities and attributes of serving Board members, as well as additional capabilities and attributes considered necessary or desirable in light of existing Company needs and the goal of preserving and enhancing Board diversity. The Corporate Governance Committee periodically engages one or more search firms to assist in the identification and recruitment of director candidates.

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To recommend a candidate for election to the Board, a stockholder must submit the following information to the Corporate Secretary of the Company at least 90 days in advance of the Annual Meeting:

•	The stockholder’s name and address;
•	A representation that the stockholder is a holder of record of JCPenney stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting;
•	The name and address of the stockholder’s nominee for director;
•	A description of any arrangements or understandings between the stockholder and the director nominee or any other person (naming such person(s)) relating to the election of the nominee to the Board;
•	The biographical and other information about the nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
•	The nominee’s consent to serve on the Board.

In general, candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors, Company management or third-party search firms. However, the Corporate Governance Committee will additionally seek and consider information concerning the relationship between a stockholder’s recommended nominee and the stockholder to determine whether the nominee can effectively represent the interests of all stockholders. Also, except in unusual circumstances, the Corporate Governance Committee will not evaluate a stockholder-recommended candidate unless and until the stockholder advises that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service and to provide all the information required to conduct an evaluation.

BOARD COMMITTEES

The Board has five principal standing committees. Committee members consist entirely of non-employee directors and the Board has determined that each of the members of these committees is “independent,” as defined under our standards of independence and under NYSE listing standards.

Audit Committee

The Audit Committee’s responsibilities include the selection and retention of the independent auditor for the annual audit of the Company’s consolidated financial statements and the approval of audit fees and non-audit services and fees paid to the independent auditor. The Audit Committee reviews the independent auditor’s strategy and plan, scope, audit results, performance and independence, internal audit reports on the adequacy of internal controls, the Company’s ethics program, status of significant legal matters, the scope of the internal auditor’s plans and budget and results of its audits, and the effectiveness of the Company’s program for correcting audit findings. The Audit Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (Exchange Act). A copy of the Audit Committee’s Charter is available at the Company’s website at www.jcpenney.com. Also available on the Company’s website are procedures for the confidential and anonymous reporting of matters relating to questionable accounting, internal accounting controls or auditing matters.

During fiscal 2014, this Committee held eight meetings. Its current members are Thomas J. Engibous, B. Craig Owens, Javier G. Teruel, Mary Beth West and Leonard H. Roberts, who serves as its Chair. The Board has determined that each member of this Committee is “financially literate” and qualifies as an “audit committee financial expert,” as those terms are defined by the SEC and the NYSE.

Corporate Governance Committee

The Corporate Governance Committee performs the functions of a nominating committee, considers matters of corporate governance and reviews developments in the governance area as they affect relations between the Company and its stockholders. It also develops and recommends to the Board corporate governance principles

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and practices for the Company and makes recommendations to the Board with respect to the size, composition, organization and responsibilities of the Board and its directors, the qualifications of directors, candidates for election as directors, the compensation of directors, and annual independence determinations. The Corporate Governance Committee additionally oversees the annual performance self-assessment process by the Board and each of the Audit, Corporate Governance, Finance and Planning, and Human Resources and Compensation Committees. A copy of the Corporate Governance Committee’s Charter is available on the Company’s website at www.jcpenney.com. See “Board Diversity, Director Qualifications and Process for Nominations” on page 8 for more information on the Corporate Governance Committee’s process for identifying and evaluating nominees for director.

During fiscal 2014, this Committee met three times. Its current members are Colleen C. Barrett, Kent B. Foster, R. Gerald Turner and Mary Beth West, who serves as its Chair.

Finance and Planning Committee

The Finance and Planning Committee is responsible for reviewing the Company’s financial policies, strategies and capital structure. A copy of the Finance and Planning Committee’s Charter is available on the Company’s website at www.jcpenney.com.

During fiscal 2014, this Committee met seven times. Its current members are Thomas J. Engibous, B. Craig Owens, Leonard H. Roberts, Stephen I. Sadove, Ronald W. Tysoe and Javier G. Teruel, who serves as its Chair.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee’s responsibilities include reviewing and administering the Company’s annual and long-term incentive compensation plans, reviewing the administration and operation of certain of the Company’s retirement and welfare plans, taking action or making recommendations with respect to the compensation of executive officers, including making a non-binding recommendation to the Committee of the Whole regarding the CEO’s compensation level, and reviewing succession plans for key Company executives, including the CEO. In addition, its responsibilities include reviewing the annual financial and investment performance results of the Company’s retirement and welfare plans, including the annual actuarial valuation reports applicable to such plans. A copy of the Human Resources and Compensation Committee’s Charter is available on the Company’s website at www.jcpenney.com. See also this Committee’s report on page 33. For a discussion of the processes and procedures for determining executive and director compensation and the roles of management and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” beginning on page 18 and “Director Compensation for Fiscal 2014” beginning on page 48.

During fiscal 2014, this Committee met ten times. Its current members are Colleen C. Barrett, Stephen I. Sadove, R. Gerald Turner, Ronald W. Tysoe and Kent B. Foster, who serves as its Chair.

Committee of the Whole

The Committee of the Whole assists the Board in discharging its responsibilities relating to the setting of performance goals and objectives, the evaluation of performance in light of those goals and objectives, and the setting of compensation for the Company’s CEO. A copy of the Committee of the Whole’s Charter is available on the Company’s website at www.jcpenney.com. See also “Compensation Discussion and Analysis” beginning on page 18.

During fiscal 2014, this Committee met four times. The Committee is composed solely of the independent members of the Board. Its current members are Colleen C. Barrett, Kent B. Foster, B. Craig Owens, Leonard H. Roberts, Stephen I. Sadove, Javier G. Teruel, R. Gerald Turner, Ronald W. Tysoe, Mary Beth West and Thomas J. Engibous, who serves as its Chair.

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The mailing address for all of these committees is c/o Corporate Secretary, J. C. Penney Company, Inc., P.O. Box 10001, Dallas, Texas 75301.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources and Compensation Committee and Committee of the Whole are each composed entirely of persons who are neither Company associates nor former or current officers of the Company. There is not, nor was there during fiscal 2014, any compensation committee interlock or insider participation on the Human Resources and Compensation Committee or the Committee of the Whole.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires JCPenney’s directors and officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. The Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

We believe that all filing requirements were met during fiscal 2014 except that, due to an administrative error, Mr. Ullman filed a late Form 4 reporting (i) a disposition of phantom stock units reflecting a scheduled cash distribution to Mr. Ullman from his account under the Mirror Savings Plan based on his prior service with the Company and (ii) the acquisition of phantom stock units as a result of the annual Company contribution into Mr. Ullman’s retirement account in the Mirror Savings Plan.

2015 Proxy Statement	11

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 2, 2015, the beneficial ownership of shares of JCPenney common stock by (a) each stockholder known to the Company to beneficially own more than 5% of JCPenney common stock, (b) each present director, all of whom, other than Mr. Foster, are nominees for re-election at the Annual Meeting, (c) the five most highly compensated executive officers serving during the last fiscal year, and one former executive officer who is also deemed to be a named executive officer, and (d) all present directors and executive officers of the Company as a group. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of common stock or the individual has the right to acquire the shares of common stock within 60 days of March 2, 2015.

Name	Number of shares beneficially owned		Number of shares included in previous column which the individual or group has/have the right to acquire within 60 days of March 2, 2015	Percent of outstanding common stock(1)
State Street Corporation	23,623,260	(2)	—	7.75%
BlackRock, Inc.	18,821,212	(3)	—	6.17%
The Vanguard Group	16,214,779	(4)	—	5.32%
T. Rowe Price Associates, Inc.	15,583,207	(5)	—	5.11%
Directors(6)
Colleen C. Barrett	59,029		54,243	*
Marvin R. Ellison	—		—	*
Thomas J. Engibous	139,509		54,243	*
Kent B. Foster(7)	69,955		54,243	*
B. Craig Owens	12,803		12,803	*
Leonard H. Roberts	82,040		54,243	*
Stephen I. Sadove	73,007		28,007	*
Javier G. Teruel	297,274		49,740	*
R. Gerald Turner(8)	77,302		55,843	*
Ronald W. Tysoe	26,148		26,148	*
Myron E. Ullman, III	999,615		878,776	*
Mary Beth West	53,402		53,402	*
Named Executive Officers(6)(9)
Janet Dhillon	357,933		307,942	*
Brynn L. Evanson	41,005		43,196	*
Edward J. Record	—		—	*
Kenneth H. Hannah(10)	41,254		41,254	*
All present directors and executive officers as a group(11)	2,478,717		1,795,965	*

*	Less than 1%.
(1)	Calculated based on Rule 13d-3(d)(i) using the number of outstanding shares of common stock as of March 2, 2015.
(2)	Based on information set forth in a Schedule 13G jointly filed with the SEC on February 12, 2015 by State Street Corporation and State Street Bank and Trust Company acting in various capacities. The Schedule 13G reported that State Street Corporation has shared power to vote or direct the vote and to dispose or direct the disposition of 23,623,260 shares of JCPenney common stock, which includes 13,734,211 shares of JCPenney common stock held in trust under the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan. The Schedule 13G also reported that State Street Bank and Trust Company, acting in various capacities, has shared power to vote or direct the vote and to dispose or direct the disposition of 20,322,568 shares of JCPenney common stock. The address of State Street Corporation and State Street Bank and Trust Company is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

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(3)	Based on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on January 30, 2015 by BlackRock, Inc. reporting sole power to vote or direct the vote of 17,634,279 shares of JCPenney common stock and sole power to dispose or direct the disposition of 18,821,212 shares of JCPenney common stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.
(4)	Based on information set forth in Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group reporting sole power to vote or direct the vote of 203,770 shares of JCPenney common stock, sole power to dispose or direct the disposition of 16,036,409 shares of JCPenney common stock and shared power to dispose or direct the disposition of 178,370 shares of JCPenney common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.
(5)	Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2015 by T. Rowe Price Associates, Inc. reporting sole power to vote or direct the vote of 3,428,127 shares of JCPenney common stock and sole power to dispose or direct the disposition of 15,583,207 shares of JCPenney common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(6)	Except as set forth in the footnotes below, each person has sole investment and voting power with respect to the common stock beneficially owned by such person. Includes only those stock options that are exercisable or become exercisable within 60 days of March 2, 2015. Does not include restricted stock units that will not vest within 60 days of March 2, 2015.
(7)	Includes 337 shares of JCPenney common stock with respect to which Mr. Foster shares voting and investment power.
(8)	Includes 1,742 shares of JCPenney common stock that Dr. Turner holds under the Company’s Dividend Reinvestment Plan with respect to which he shares voting and investment power.
(9)	In addition to Messrs. Ullman and Ellison, who also served as directors during fiscal 2014.
(10)	Stock ownership for Mr. Hannah reflects direct holdings as of March 23, 2014, the last day on which he served as an executive officer of the Company, along with stock options exercisable within 60 days of such date.
(11)	Excludes shares of Mr. Hannah, who no longer serves as an executive officer of the Company. Includes shares of Ms. Dhillon, who left the Company effective March 20, 2015.

2015 Proxy Statement	13

PROPOSAL 1 — ELECTION OF DIRECTORS

The terms of each of the Company’s current directors will expire at the 2015 Annual Meeting. Each of the current directors, other than Kent B. Foster who will be retiring from the Board effective May 15, 2015, has been nominated by the Board to serve as a continuing director for a new one-year term expiring at the 2016 Annual Meeting of Stockholders. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement. We are not aware of any reason why any of these nominees would not accept the nomination. However, if any of the nominees does not accept the nomination, or is otherwise unavailable for election, the persons designated as proxies will vote for any substitute nominee recommended by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

In determining whether to nominate each of the current directors, other than Mr. Foster, for another term, the Board considered the factors discussed above in “Board Diversity, Director Qualifications and Process for Nominations” and concluded that each of the current directors standing for re-election possesses unique talents, backgrounds, perspectives, attributes and skills that will enable each of them to continue to provide valuable insights to Company management and play an important role in helping the Company achieve its long-term goals and objectives. As described below in the experience and qualifications of each of our director nominees, each nominee has achieved an extremely high level of success in his or her career. The Company does not have a mandatory retirement age for directors. There is no family relationship between any director or executive officer of the Company.

The Board recommends a vote FOR each of the nominees for director.

Nominees for Director

Colleen C. Barrett, 70 - Director of the Company since 2004.

Business Experience:  President Emeritus since 2008, President and Director from 2001 to 2008, Chief Operating Officer from 2001 to 2004 and Corporate Secretary from 1978 to 2008 of Southwest Airlines Co. (airline), with which she served in positions of increasing importance since 1978, including Executive Vice President-Customers from 1990 to 2001 and Vice President-Administration from 1986 to 1990.

Ms. Barrett has extensive experience in the airline industry, in particular with Southwest Airlines, a company known for providing top customer service. In addition to customer relations, human resources and operations management experience, she has significant leadership, executive and board experience, including insights and perspectives on corporate governance, having served as a Director and in the positions of President, Chief Operating Officer and Corporate Secretary of a publicly-traded company.

Marvin R. Ellison, 50 - Director of the Company since November 2014.

Business Experience:  President and CEO-Designee of JCPenney since November 2014; Executive Vice President — U.S. Stores of The Home Depot, Inc. from 2008 to 2014, with which he served in positions of increasing importance since 2004, including as President — Northern Division from 2006 to 2008, Senior Vice President — Logistics from 2005 to 2006, Vice President — Logistics from 2004 to 2005, and Vice President—Loss Prevention from 2002 to 2004; Target Corporation from 1987 to 2002, with which he served in a variety of operational roles; Director of H&R Block, Incorporated from 2011 to 2014; Director of FedEx Corporation.

Mr. Ellison has extensive experience in the retail industry, including executive experience with a major U.S. retailer. He brings considerable knowledge of operations and sales including experience managing a large network of stores and associates as well as insights and perspectives on managing global logistics networks. He also currently serves on the board of another publicly-traded company.

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Thomas J. Engibous, 62 - Chairman of the Board since 2012, Director of the Company since 1999.

Business Experience:  Retired Chairman of the Board, Director from 1996 to 2008 and President and Chief Executive Officer from 1996 to 2004, of Texas Instruments Incorporated (electronics), with which he served in positions of increasing importance since 1976, including as an Executive Vice President from 1993 to 1996; Director of Taiwan Semiconductor Manufacturing Company Limited; Chairman Emeritus of the Board of Catalyst Inc.; Member of the National Academy of Engineering; Honorary Trustee of the Southwestern Medical Foundation.

Mr. Engibous has extensive executive, financial and board experience in the technology industry, including service as Chairman and CEO of a leading publicly-traded technology company. He brings financial expertise to the JCPenney Board, as well as skills and talents from the technology industry to help JCPenney enhance its strategies to connect with and serve customers, capitalize on opportunities in digital retailing and use technology to advance operational efficiency.

B. Craig Owens, 60 - Director of the Company since October 2014.

Business Experience:  Retired Senior Vice President, Chief Financial Officer and Chief Administrative Officer from 2008 to 2014 of Campbell Soup Company; Executive Vice President and Chief Financial Officer from 2001 to 2008 of Delhaize Group (grocery retailer); served in various positions of increasing importance with The Coca-Cola Company and its bottlers from 1981 to 2001; Director of Pall Corporation; Trustee of Washington and Lee University.

Mr. Owens has extensive experience in the consumer food and beverage industries, including service as Chief Financial Officer of a leading publicly-traded consumer food company. He also has considerable knowledge of the retail industry, having served as Chief Financial Officer of a leading international grocery retailer. He brings significant financial expertise to the JCPenney Board including all aspects of financial reporting, accounting, corporate finance and capital markets, as well as considerable experience managing supply chain and information technology organizations. As a result of his executive experience, he also has a deep understanding of operations and strategic planning. He also currently serves on the board of another publicly-traded company.

Leonard H. Roberts, 66 - Director of the Company since 2002.

Business Experience:  Retired Chairman and Chief Executive Officer of RadioShack Corporation (consumer electronics), with which he served as Executive Chairman of the Board from 2005 to 2006, Chairman of the Board and Chief Executive Officer from 1999 to 2005, President from 1993 to 2000, and a Director from 1997 to 2006; Chairman and Chief Executive Officer of Shoney’s, Inc. (restaurants) from 1990 to 1993; President and Chief Executive Officer of Arby’s, Inc. (restaurants) from 1985 to 1990; Director of TXU Corporation from 2005 to 2007; Director of Rent-A-Center, Inc.; Director of Tarrant County Safe City Commission; Director and Former Chairman of the Board of Directors of Texas Health Resources.

Mr. Roberts has extensive executive and board experience in the retail industry, including service as the Chairman and as the CEO of a publicly-traded consumer electronics retailer and CEO positions with two restaurant operators. With this background, he has insights and perspectives on delivering merchandise and services to consumers, which he brings to the JCPenney Board. As a result of his extensive executive experience, he also brings financial expertise to the Board. He also currently serves on the board of another publicly-traded company.

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Stephen I. Sadove, 63 - Director of the Company since 2013.

Business Experience:  Principal of Stephen Sadove and Associates (advisory firm); Former Chairman and Chief Executive Officer of Saks Incorporated (luxury retailer), with which he served in positions of increasing importance since 2002, including Vice Chairman from 2002 to 2006, Chief Executive Officer from 2006 to 2013 and Chairman from 2007 to 2013; Senior Vice President and President, Worldwide Beauty Care, Bristol-Myers Squibb Company from 1998 to 2002, President, Worldwide Beauty Care and Nutritionals from 1997 to 1998, President, Worldwide Beauty Care from 1996 to 1997, President, Clairol from 1991 to 1996; Director of Saks Incorporated from 1998 to 2013; Director of Colgate-Palmolive Company; Director of Ruby Tuesday, Inc.; Director of Aramark Holdings Corporation; Chairman of the Board of Trustees for Hamilton College.

Mr. Sadove has extensive experience in the retail industry, including executive and board experience with a major U.S. retailer, through which he has gained considerable knowledge about the complexities involved in operating a large, retail organization. He also brings financial, human resources and corporate governance expertise resulting from his service on the boards of several public companies.

Javier G. Teruel, 64 - Director of the Company since 2008.

Business Experience:  Partner of Spectron Desarrollo, SC (an investment management and consulting firm); Chairman of Alta Growth Capital (private equity); Retired Vice Chairman (2004 to 2007) of Colgate-Palmolive Company (consumer products), with which he served in positions of increasing importance since 1971, including as Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition, Vice President of Body Care in Global Business Development in New York, President and General Manager of Colgate-Mexico, President of Colgate-Europe, and Chief Growth Officer responsible for the company’s growth functions; Director of The Pepsi Bottling Group, Inc. from 2007 to 2010; Director of Starbucks Corporation; Director of Nielsen N.V.

Mr. Teruel has extensive executive experience in the consumer products industry. He brings to the JCPenney Board considerable product development, merchandising and marketing skills and perspectives. His broad international experience also provides unique insights relevant to the Company’s product sourcing initiatives. Mr. Teruel brings the benefits of service on the boards of other publicly-traded companies to the JCPenney Board, including financial expertise resulting from his service as the former chair of the audit committee of one of the boards.

R. Gerald Turner, 69 - Director of the Company since 1995.

Business Experience:  President of Southern Methodist University since 1995; Chancellor of the University of Mississippi from 1984 to 1995; Co-Chairman, Knight Commission on Intercollegiate Athletics since 2005; Director of Kronos Worldwide, Inc. and American Beacon Funds; Director of Methodist Hospital Foundation and the Salvation Army of Dallas.

Dr. Turner’s extensive career in academia provides the Company with valuable insights and perspectives on communicating with younger customers and associates. He also brings experience and skills in human resources and management. Dr. Turner’s current experience as president of a leading university provides him with perspective into the challenges of managing complex, multi-faceted organizations. In addition, his service on the boards of other publicly-traded companies, including committee service, has given him insights and perspectives on governance and human resources and compensation which benefit the JCPenney Board.

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Ronald W. Tysoe, 61 - Director of the Company since 2013.

Business Experience:  Former Vice Chairman of Finance and Real Estate of Federated Department Stores, Inc. (now Macy’s, Inc.) from 1990 to 2006 and Chief Financial Officer from 1990 to 1997; Senior Advisor of Perella Weinberg Partners LP (global, independent advisory and asset management firm) from 2006 to 2007; Director of Federated Department Stores, Inc. from 1988 to 2005; Director of Ohio Casualty Corporation from 2006 to 2007; Director of NRDC Acquisition Corp. (now Retail Opportunity Investments Corp.) from 2007 to 2009; Director of Pzena Investment Management Inc. from 2008 to 2013; Director of Canadian Imperial Bank of Commerce; Director of Scripps Networks Interactive, Inc.; Director of Cintas Corporation; Director of Taubman Centers, Inc.

Mr. Tysoe has extensive experience in the retail industry, including executive and board experience with a major U.S. retailer. He provides valuable insights and perspectives to the Board as a result of his considerable financial and real estate experience. He also brings the benefits of service on the boards of other publicly-traded companies, including expertise in corporate strategy, compensation and corporate governance.

Myron E. Ullman, III, 68 - Director of JCPenney from 2004-2012, and since 2013.

Business Experience:  Chairman of the Board from 2004 to 2012 and Chief Executive Officer of JCPenney from 2004 to November 2011, and since 2013; Directeur General, Group Managing Director, LVMH Moët Hennessy Louis Vuitton (luxury goods manufacturer/retailer) from 1999 to 2002; President of LVMH Selective Retail Group from 1998 to 1999; Chairman of the Board and Chief Executive Officer, DFS Group Ltd. (luxury retailer) from 1995 to 1998; Chairman of the Board and Chief Executive Officer of R. H. Macy & Company, Inc. from 1992 to 1995; Director of Polo Ralph Lauren Corporation from 2004 to 2006; Director of Pzena Investment Management, Inc. from 2007 to 2008; Director of Saks Incorporated from February 2013 to April 2013; Director of Starbucks Corporation; Director of the Retail Industry Leaders Association (RILA); Director of the National Retail Federation; Trustee of the Committee for Economic Development; Chairman of Mercy Ships International.

Mr. Ullman has extensive experience in the retail industry, including executive and board experience with major U.S. and international retailers. He also brings insights and perspectives from positions he has held in the technology and real estate industries and the public sector. Mr. Ullman’s experiences as Chairman, CEO and President of various entities during his career provide him with insight into the challenges inherent in managing a complex organization and holding members of management accountable for their own performance and the performance of the organization. He also currently serves on the board of another publicly-traded company.

Mary Beth West, 52 - Director of the Company since 2005.

Business Experience:  Executive Vice President and Chief Category and Marketing Officer of Mondelez International, Inc. (branded foods and beverages) since 2012; served in positions of increasing importance at Kraft Foods, Inc. from 1986-2012, including Executive Vice President and Chief Category and Marketing Officer from 2010 to 2012, Executive Vice President and Chief Marketing Officer from 2007 to 2010, Group Vice President and President, Kraft Foods North American Beverage Sector from 2006 to 2007, Group Vice President and President, Kraft Foods North America Grocery Segment from 2004 to 2006, Senior Vice President and General Manager, Meals Division from 2001 to 2004, and Vice President, New Meals Division from 1999 to 2001; Member of the Executive Leadership Council and Foundation.

Ms. West has extensive executive experience in the branded foods and beverages industry. Her experience with the product development, merchandising and marketing functions that support some of the best-known American brands enable her to help JCPenney enhance its strategies in these areas and build an emotional connection with customers. Ms. West also brings to the Board financial expertise resulting from her executive experience at Kraft and Mondelez.

2015 Proxy Statement	17

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation philosophy is integrated with JCPenney’s core values and business strategy. Our core values were first stated in The Penney Idea, which was adopted in 1913 and which includes the principle that we will “reward men and women in our organization through participation in what the business produces.” This principle endures today in our executive compensation policies that link pay for performance and align the pay of our named executive officers with the interests of our stockholders.

For the fiscal year ended January 31, 2015, our named executive officers consisted of the following individuals. On October 13, 2014, we announced that Marvin R. Ellison would be joining the Company as President and CEO-Designee, effective November 1, 2014.

Name	Title
Myron E. Ullman, III	Chief Executive Officer
Marvin R. Ellison	President and CEO-Designee
Edward J. Record	Executive Vice President and Chief Financial Officer
Janet Dhillon*	Executive Vice President, General Counsel and Secretary
Brynn L. Evanson	Executive Vice President, Human Resources

*	Ms. Dhillon left the Company effective March 20, 2015.

Business Performance.  In fiscal 2014, we significantly grew sales and gross margin and placed the Company back on solid financial footing. The Company had total sales of $12.26 billion, gross margin of $4.26 billion and reduced selling, general and administrative expenses by $121 million, representing significant improvements from fiscal 2013.

Pay-For-Performance.  Our executive compensation program is designed to link pay to Company performance and align the pay of our named executive officers with the interests of our stockholders.

The chart below shows the Target Compensation Mix for fiscal 2014 for our CEO. The mix is based on the total annualized target compensation for our CEO. As reflected below, 85% of the total annualized target compensation for our CEO in fiscal 2014 was performance-based.

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2014 Program Changes.  For 2014, the Company’s compensation programs included the following changes from the prior year:

•	Split the annual cash bonus into a Spring Plan and a Fall Plan in order to focus management’s efforts on key near-term objectives as the Company executed its turnaround strategies and to align with the Company’s business cycle.
•	Added gross profit return on inventory as a performance metric for the annual cash bonus plan to reflect our emphasis on maintaining the appropriate level of inventory.
•	Shifted the mix of annual long-term equity awards for our named executive officers other than the CEO to include performance-contingent stock options and time-based restricted stock units rather than the prior mix of stock options and performance-based restricted stock units to drive long-term stockholder value and ensure retention of critical talent. However, to further emphasize performance, the annual long-term equity award for our CEO consisted of performance-contingent stock options and performance-based restricted stock units.

2014 Performance Results.   Incentive program payouts under our annual and long-term programs are determined based on performance results achieved. For fiscal 2014, our named executive officers who participated in the Management Incentive Compensation Program (MICP) received, collectively, approximately 53% of their aggregate annual target cash compensation. The chart below shows the aggregate target annual cash bonus under the MICP and aggregate actual annual cash bonus compensation for fiscal 2014 for our named executive officers. The chart below does not reflect compensation provided as an inducement to join the Company.

Rewards under our performance-based long-term incentive programs also reflect performance results. As of year-end, no value was delivered to our named executive officers under the performance-contingent stock option program because the stock price level at which those options will vest had not yet been achieved. As described in greater detail later in this section, our CEO earned 151% of his target performance-based restricted stock unit award based on results for the two performance metrics applicable to that award.

2015 Proxy Statement	19

New Executive Officer Compensation.  On March 24, 2014, Edward J. Record succeeded Kenneth H. Hannah as Executive Vice President and Chief Financial Officer of the Company and on November 1, 2014, Marvin R. Ellison joined the Company as President and CEO-Designee. Mr. Ellison will become Chief Executive Officer on August 1, 2015. In connection with the commencement of their respective employments, we agreed to provide certain compensation for the 2014 and 2015 fiscal years, as described below.

Marvin R. Ellison:

•	Base salary. 2014 annualized base salary of $1,300,000
•	MICP bonus. Participation in the MICP beginning with the 2015 fiscal year. For fiscal 2015, Mr. Ellison will have a target bonus equal to 150% of base salary with a maximum bonus equal to 300% of base salary and a minimum bonus of 50% of target
•	Cash signing bonus. A one-time cash signing bonus of $4,140,000 in relinquishment of certain benefits and compensation provided by Mr. Ellison’s previous employer and as an inducement to join the Company
•	Equity signing award. An inducement equity award of 2,066,116 restricted stock units granted on November 17, 2014 in relinquishment of certain benefits and compensation provided by Mr. Ellison’s previous employer and as an inducement to join the Company which vest annually over a three-year period provided he remains continuously employed with the Company during that time
•	2015 LTIP awards. Participation in our Long-Term Incentive Award Program in a manner consistent with other senior executive officers and commensurate with Mr. Ellison’s position beginning with the 2015 fiscal year with a grant date target economic value of $6,750,000 for 2015
•	No 2014 incentive participation. Mr. Ellison did not participate in the annual cash bonus program in fiscal 2014 and did not receive an annual long-term equity incentive grant

Edward J. Record:

•	Base salary. 2014 annualized base salary of $750,000
•	MICP bonus. Participation in the MICP with a prorated target bonus for 2014 equal to 75% of base salary, a maximum prorated bonus equal to 150% of base salary and a minimum bonus of 50% of the prorated target
•	Cash signing bonus. A one-time cash signing bonus of $1,295,750 in relinquishment of certain benefits and compensation provided by Mr. Record’s previous employer and as inducement to join the Company
•	Equity signing award. An inducement equity award of 223,964 restricted stock units granted on May 20, 2014 in relinquishment of certain benefits and compensation provided by Mr. Record’s previous employer and as an inducement to join the Company which vest annually over a three-year period provided he remains continuously employed with the Company during that time
•	LTIP awards. Participation in our Long-Term Incentive Award Program in a manner consistent with other senior executive officers and commensurate with Mr. Record’s position

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Key Features of Our Executive Compensation Program. The Company’s executive compensation program includes key features that align the interests of the named executive officers with stockholders.

What We Do

✓	Align Pay with Company Financial Performance:

The compensation program for our named executive officers aligns pay with actual Company sales, profit, cash flow and stock price levels.

✓	Use Long-Term Incentives to Link Pay to Performance:

Our compensation program contains long-term incentives linked to cash flow, earnings and stock price.

✓	Balance Short-Term and Long-Term Incentives:

The incentive programs provide an appropriate balance of short-term and long-term incentives and include multiple measures of performance.

✓	Require Named Executive Officers to Maintain Stock Ownership:

We have stock ownership guidelines for executive officers at the senior vice president level and above, including that the CEO should retain at least 25% of net shares received pursuant to an equity award payout or exercise until he complies with his guideline.

✓	Authorize the Human Resources and Compensation Committee to “Claw-Back” Executive Compensation:

Our “claw-back” policy permits the Human Resources and Compensation Committee to recoup previously awarded equity-based incentive compensation and/or previously paid cash compensation.

What We Don’t Do

✗	No Excise Tax Gross Ups:

In the event of a change in control, none of our named executive officers are entitled to a tax gross-up of any excise taxes imposed on the benefits payable under their respective change in control plan.

✗	No “Single-Trigger” Change in Control Plans:

In the event of a change in control, severance benefits are payable only upon a “double trigger”.

✗	No Hedging or Pledging of Company Stock:

Our directors and executive officers are prohibited from engaging in pledging or hedging activities involving Company securities.

✗	No Stock Options Granted Below Fair Market Value:

Our equity award grant policy prohibits the Human Resources and Compensation Committee from setting the exercise price of stock options at less than 100% of the fair market value of our common stock on the date of grant.

✗	No Option Repricing without Stockholder Approval

2014 Say-on-Pay Vote

Approximately 92% of votes cast by the Company’s stockholders at the 2014 annual meeting were cast in favor of the Company’s executive compensation program. The Human Resources and Compensation Committee (the Committee) continues to evaluate and make changes to programs to reflect the Company’s evolving business circumstances. Our goal is to ensure the Company has the appropriate compensation programs in place to most effectively link pay-for-performance, to create stockholder value over the long-term, and to be consistent with good governance practices.

2015 Proxy Statement	21

Establishing Our Executive Compensation Program

Role of the Human Resources and Compensation Committee.  The Committee is responsible for establishing and implementing our executive compensation program. Each member of the Committee is independent under the listing standards of the New York Stock Exchange (NYSE).

The Committee determines compensation for each executive officer other than the CEO and the President and CEO-Designee. The compensation of the CEO and the President and CEO-Designee is determined by all of the independent directors of the Board of Directors (the Board).

As part of the Committee’s deliberations, the CEO makes compensation recommendations for the executive officers other than himself and the President and CEO-Designee. The Committee considers these recommendations in making its determinations.

Role of Independent Compensation Consultant.  The Committee engages an independent consultant to assist in its deliberations and decision-making regarding executive compensation. The Committee’s consultant provides market research and analyses against which executive compensation programs and proposals can be evaluated, including a review of competitive market trends and design practices and a review of the Company’s peer group. The independent consultant does not assist the Board on director compensation matters. The Committee has sole authority to retain and terminate its consultant and sole authority to approve the fees and other terms of the engagement of its consultant. The independent consultant reports directly to the Committee and does not work for the Company’s management in any capacity.

For fiscal 2014, the Committee retained Meridian Compensation Partners LLC (Meridian) as its independent consultant. In retaining Meridian as its consultant, the Committee considered all factors relevant to Meridian’s independence from management in accordance with the listing standards of the NYSE.

Role of Management.  Management makes recommendations to the Committee regarding the design and implementation of our executive compensation programs. Management works with its outside executive compensation consultant, Frederic W. Cook & Co., Inc. (Frederic W. Cook), in making recommendations that are consistent with the Company’s philosophy and objectives. The Committee may review data and analyses provided by management and its consultant. Frederic W. Cook does not work for the Committee or the Board in any capacity.

Role of Peer Companies and Benchmarking.  We compete against a broad array of companies for executive talent. Accordingly, we benchmark the competitiveness of our various compensation programs against the compensation programs of selected peer companies. We also review industry surveys containing industry compensation information.

For 2014, the following companies constituted the peer group for comparison purposes:

Bed Bath & Beyond Inc.	Marriott International, Inc.	Target Corp.
Gap, Inc.	Nike, Inc.	TJX Companies, Inc.
Kohl’s Corp.	Ross Stores, Inc.	V. F. Corp.
L Brands, Inc.	Sears Holdings Corp.	Williams-Sonoma, Inc.
Macy’s, Inc.	Staples, Inc.	YUM! Brands, Inc.

These companies represent a combination of select retail and high brand value companies with which the Company competes for talent. We generally used revenues between 0.33x-3.0x of the Company’s and market capitalization of at least 0.33x of the Company’s as parameters when setting the 2014 peer group.

As part of the annual review process, the Committee reviews the companies within the peer group. For 2015, the Committee re-evaluated the composition of the peer group and determined that Marriott International, Inc. and YUM! Brands, Inc. should be removed and replaced with Best Buy Co., Inc. and Office Depot, Inc. to provide a more retail-focused peer group.

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Stockholder Outreach.  We view a continuing, constructive dialogue with our long-term stockholders on matters such as executive compensation and corporate governance as important to ensuring that our programs remain aligned with their interests. We appreciate the opportunity to gain further insight and understanding into their views, including on our executive compensation program.

Internal Pay Relationships.  Our compensation philosophy reflects the importance of offering a competitive target compensation package to each of the named executive officers. In general, the differences in pay between the named executive officers relative to each other as well as the CEO are based on market differences for the particular job, job responsibilities and scope, and adjustments for individual experience and performance, rather than a pre-determined ratio or multiple.

Relationship of Executive Compensation to Risk.  In connection with fulfilling its responsibilities, the Committee considers whether the design of the Company’s executive compensation program encourages senior executives to engage in excessive risk-taking. The Committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunity under the Company’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as incentive caps, vesting requirements, stock ownership guidelines, insider trading policy and a claw-back policy as described below. Based on its review, the Committee believes that the Company’s executive compensation program is aligned with the interests of stockholders, appropriately rewards pay for performance and does not promote unnecessary or excessive risk.

Compensation of Our Named Executive Officers

In 2014, our executive compensation program had three principal components:

•	Base salary;
•	Annual cash bonus awards; and
•	Long-term equity incentive awards.

Reflecting the pay-for-performance philosophy of our compensation program, the majority of the compensation opportunity in fiscal 2014 for our named executive officers was based on Company performance. We believe that a combination of annual cash bonus awards and long-term incentive awards strikes the appropriate balance between the near-term focus on Company performance and the long-term focus on stockholder value creation.

Base Salary.  We pay base salaries that are competitive based on market data for comparable positions at companies in our peer group. We review base salaries annually and compare them against median market data for the position. Merit increases are intended to reward individual performance and are also intended to ensure that the individual’s base salary remains competitive for the position and level of responsibility. The Summary Compensation Table presents the named executive officers’ actual salaries for 2014.

Annual Cash Bonus Awards.  Annual cash bonuses are determined and paid pursuant to the MICP. This program provides named executive officers as well as other management associates the opportunity to earn cash awards based on the achievement of specified Company goals. For fiscal 2014, the annual cash bonus was split into a Spring Plan and a Fall Plan in order to focus management’s efforts on key near-term objectives as the Company executed its turnaround strategies. The Spring Plan measured performance for the first and second fiscal quarters, and the Fall Plan measured performance for the third and fourth fiscal quarters. To align with the Company’s business cycle, the Spring and Fall Plans accounted for 40% and 60%, respectively, of each named executive officer’s annual target bonus opportunity.

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The program structure provides each participant with an annual “target incentive opportunity” that is a percentage of the individual’s base pay. The range of potential payouts for each of the named executive officers who participated in the program for 2014 is presented in the Grants of Plan-Based Awards Table. Pursuant to the terms of Mr. Record’s offer of employment, his annual target opportunity was pro-rated for fiscal 2014 based on his date of employment. In addition, his actual bonus for the full fiscal year could not be less than 50% of his pro-rated annual target bonus.

The annual target opportunity and the allocation between the Spring and Fall Plans for each of our named executive officers are set forth below.

Name	Spring Plan Target Opportunity (% of Salary)	Fall Plan Target Opportunity (% of Salary)	Annual Target Opportunity (% of Salary)
Myron E. Ullman, III	80%	120%	200%
Marvin R. Ellison(1)	N/A	N/A	N/A
Edward J. Record(2)	30%	45%	75%
Janet Dhillon	30%	45%	75%
Brynn L. Evanson	30%	45%	75%

(1)	Mr. Ellison did not participate in the MICP for fiscal 2014.
(2)	Mr. Record’s annual target opportunity was pro-rated for fiscal 2014 based on his date of employment.

For the named executive officers (other than the CEO), the Spring Plan provided that awards could be earned based on performance against pre-established goals for the Company’s sales, the Company’s gross profit return on inventory (GPROI), and individual objectives, with each metric weighted at one-third of the total. The individual objectives under the Spring Plan varied by individual and included the achievement of strategic and operational goals relating to the individual’s function and responsibilities within the organization. Specifically, the individual objectives under the Spring Plan included the identifying and recruiting of high caliber individuals for key leadership positions within the organization and training program development.

Mr. Ullman’s target award under the Spring Plan was based solely on quantitative measures, with the sales and GPROI goals applicable to other named executive officers each weighted at one-half of the total.

For the named executive officers, the Fall Plan provided that awards could be earned based on performance against pre-established goals for the Company’s sales, the Company’s GPROI, and the Company’s operating profit, with each metric weighted at one-third of the total. Mr. Ellison did not participate in the Fall Plan.

For purposes of the bonus program, GPROI was determined by dividing total gross profit for the applicable period by average inventory cost for the same period. Operating profit was defined as reported gross margin less reported selling, general and administrative expense (net of any bonus payable under the Fall Plan), depreciation, and supplemental pension expense.

The Committee and independent directors of the Board selected these metrics to incentivize associates to achieve both top line growth and profitability as the Company executed its turnaround strategies. Each component of both the Spring and Fall Plans had a separate payout opportunity.

Performance goals for each component of the Spring Plan and the Fall Plan were established at the beginning of the respective performance periods. At the end of the performance period, a payout factor was calculated for each component. With respect to the component of each plan that was tied to the Company’s performance, the payout factor ranged from 0% to 200% of the target bonus opportunity. With respect to the individual performance component of the Spring Plan, the payout factor was either 0% or 100%, based on the attainment of the individual objective.

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Spring Plan.  The performance goals, payout levels and results achieved are indicated below:

2014 Spring Bonus Plan

	Sales		Gross Profit Return on Inventory
	Results Against Plan	Payout Percent	Results Against Plan	Payout Percent
Maximum	110.0%	200.0%	112.0%	200.0%
Target	100.0%	100.0%	100.0%	100.0%
Threshold	93.0%	0.0%	93.0%	0.0%

Note: The payout percentage is interpolated on a straight-line basis for points in between those shown on the matrices.

For the Spring Plan, which represented the first two quarters of fiscal 2014, the Company’s performance was:

Measure	Plan	Actual	%+/-Plan	Payout Percent
Sales (in millions)	$5,693	$5,600	(1.6)%	77.1%
Gross Profit Return on Inventory	.8	.7849	(1.9)%	72.9%

Based on the Company’s performance, Mr. Ullman earned a cash bonus equal to 75% of his target award under the Spring Plan. Each of the named executive officers other than Mr. Record achieved their individual objectives and thus earned cash bonuses equal to 83.4% of their respective Spring Plan target awards. The Committee determined that Mr. Record’s individual objective, which involved recruiting for a senior position within the Finance organization, was not fully met by the end of the spring season. The cash bonus Mr. Record earned under the Spring Plan was equal to 50% of his applicable target award.

Fall Plan.  The performance goals, results achieved, and payout levels for the Fall Plan are indicated below:

2014 Fall Bonus Plan

	Sales		Gross Profit Return on Inventory		Operating Profit (in millions)
	Results Against Plan	Payout Percent	Results Against Plan	Payout Percent	Results	Payout Percent
Maximum	104.0%	200.0%	110.0%	200.0%	$325	200.0%
Target	100.0%	100.0%	100.0%	100.0%	$132	100.0%
Threshold	96.0%	0.0%	90.0%	0.0%	$(19)	0.0%

Note: The payout percentage is interpolated on a straight-line basis for points in between those shown on the matrices.

For the Fall Plan, which was based on the third and fourth quarters of fiscal 2014, the Company’s performance was:

Measure	Plan	Actual	% +/- Plan	Payout Percent
Sales (in millions)	$6,883	$6,657	(3.4)%	17.5%
Gross Profit Return on Inventory	1.0048	.966	(4.0)%	61.0%
Operating Profit (in millions)	$132	$37	(72.0)%	36.8%

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Based on the Company’s performance, each of the named executive officers participating in the Fall Plan, other than Mr. Record, earned cash bonuses equal to 38.4% of their respective Fall Plan target awards. The cash bonus Mr. Record earned under the Fall Plan was equal to 50% of his applicable target award.

The total annual cash bonus payouts for 2014 for each of the named executive officers are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Awards.  Long-term incentive awards are generally made under our long-term incentive plans. For fiscal 2014, the annual long-term incentive awards to our named executive officers were made under the 2012 Plan. The 2012 Plan provided equity-based awards to eligible associates, including the named executive officers, other Company officers and senior management associates. Generally, whether an associate is granted an award and the size of the award granted are functions of the particular associate’s position, performance and potential. At our 2014 annual meeting of stockholders, our stockholders approved the 2014 Long-Term Incentive Plan (the 2014 Plan). Since May 17, 2014, the effective date of the 2014 Plan, no additional grants have been made under the 2012 Plan.

The potential number of long-term incentive awards for each participant was based on a predefined target “equity dollar value” for the participant. The target equity dollar value is determined by position and expected future contributions, taking into consideration competitive market data for comparable positions at companies in our peer group and the Company’s overall equity plan budget for the year. The table below sets forth the 2014 target equity dollar values for the named executive officers.

Name	Target Equity Dollar Value of Performance- Based Restricted Stock Units	Target Equity Dollar Value of Performance- Contingent Stock Options	Target Equity Dollar Value of Time-Based Restricted Stock Units	Total Target Equity Dollar Value
Myron E. Ullman, III	$2,750,000	$2,750,000	—	$5,500,000
Marvin R. Ellison(1)	N/A	N/A	N/A	N/A
Edward J. Record	—	$750,000	$750,000	$1,500,000
Janet Dhillon	—	$1,000,000	$1,000,000	$2,000,000
Brynn L. Evanson	—	$350,000	$350,000	$700,000

(1)	Mr. Ellison did not receive an annual long-term equity incentive grant in fiscal 2014.

For fiscal 2014, annual long-term incentive awards granted to the named executive officers (other than Messrs. Ullman and Ellison) included time-based restricted stock unit awards and performance-contingent stock options. Half of the annual equity dollar value was delivered in the form of time-based restricted stock units and half in performance-contingent stock options. The Committee believed this split would best balance our dual goals of ensuring that executives maintain a long-term focus on stockholder value creation and the need to retain our leadership team through our turnaround phase.

The independent directors of the Board believed that our CEO’s long-term incentive awards should be entirely performance-based, to ensure alignment with the performance results delivered to our stockholders. For this reason, the independent directors of the Board chose to grant half of Mr. Ullman’s annual equity award in performance-based restricted stock units, with the other half allocated to performance-contingent stock options.

Performance-Based Restricted Stock Units.  The number of performance-based restricted stock units granted to Mr. Ullman was determined by dividing 50% of his total target equity dollar value by the closing share price of our common stock on the date of grant. This target award could increase or decrease based on the extent to which the Company achieved the performance measures established by the independent directors of the Board.

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The performance cycle for this award was our fiscal year. Goals for the two performance measures selected for this award—free cash flow and EBITDA—were set at the beginning of the performance cycle. Half of the award was based on the Company’s free cash flow for fiscal 2014 and half was based on the Company’s EBITDA for fiscal 2014. These measures were selected because they are viewed as key indicators of our ongoing financial performance. Free cash flow is defined as cash flow from operating activities less capital expenditures and dividends paid, plus proceeds from the sale of operating assets. EBITDA is defined for this purpose as earnings before interest, taxes, depreciation and pension expense, excluding certain non-recurring items.

At the end of the performance cycle, the percentage of the target award earned was determined pursuant to a payout matrix established by the independent directors. The actual units earned vested on the first anniversary of the date of grant. Following vesting, 50% of the earned units will be paid out in shares of Company common stock on each of the second and third anniversaries of the date of grant.

The payout matrix for Mr. Ullman’s performance-based restricted stock unit award sets forth a range of payout percentages relative to the Company’s actual results for the fiscal year. The payout percentages under the payout matrix ranged from 50% of the target award for achieving the threshold performance goal to 200% of the target award for achieving or exceeding the maximum performance goal. Each metric of the award had a separate payout opportunity. The range of potential payouts is presented in the Grants of Plan-Based Awards Table.

Set forth below are the 2014 payout factors for the free cash flow and EBITDA components of the performance-based restricted stock unit award to Mr. Ullman.

2014 CEO Performance-Based Restricted Stock Unit Award

	Free Cash Flow (in millions)		EBITDA (in millions)
	Results ($)	Payout Percent	Results ($)	Payout Percent
Maximum	200	200%	418	200%
Target	0	100%	218	100%
Threshold	(100)	50%	118	50%

Note: The payout percentage is interpolated on a straight-line basis for points in between those shown on the matrices.

For the performance period, the Company’s actual free cash flow was $57 million and the Company’s actual EBITDA was $364 million. This performance resulted in payouts of 129% and 173%, respectively, for the performance goals. Based on the 50% weighting for each metric, Mr. Ullman earned 496,710 restricted stock units, which represented 151% of his target award under this grant.

Performance-Contingent Stock Options.  To become exercisable, the performance-contingent stock options require the price of the Company’s common stock to appreciate by 50% within four years of the grant date for a period of 20 consecutive trading days. The Committee chose to include a stock price performance goal as a feature of the option grants to ensure that the rewards realized from those grants are aligned with the benefit our stockholders will receive from this level of appreciation in our stock price. If the price hurdle is not met prior to the fourth anniversary of the grant date, the options will be canceled. The options are also subject to time-based vesting requirements.

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For the options awarded to Mr. Ullman, the options vest on the first anniversary of the grant date provided he remains continuously employed with the Company through that time. For our other named executive officers, the table below sets forth the vesting schedule of the options which is dependent on the date the price hurdle performance metric is achieved.

Date of Performance Metric Achievement	Option Award Vesting Schedule
On or before first anniversary of grant date	Vests in three equal annual installments beginning on first anniversary of grant date
After first anniversary of grant date and on or before
second anniversary	2/3 vest on second anniversary of grant date and 1/3 vest on third anniversary
After second anniversary of grant date and on or before third anniversary	Full vesting on third anniversary of grant date
After third anniversary of grant date and on or before fourth anniversary	Immediate vesting

Each named executive officer other than the CEO must remain continuously employed with the Company through the date the performance metric is achieved and through each vesting date.

The stock options are intended to align the participants’ interests with those of our stockholders and have an exercise price equal to the closing price of Company common stock on the date of grant. Accordingly, they have value to the recipient only if the market price of the common stock at the time of exercise is above the option exercise price. They cannot be exercised more than ten years after the date of grant.

For purposes of determining the number of stock options granted, we divided 50% of each applicable named executive officer’s total target equity dollar value by the fair value of a stock option on the date of grant. The fair value was calculated pursuant to a Monte Carlo model, which is the same model used for purposes of measuring compensation expense for stock options in the Company’s financial statements.

Time-Based Restricted Stock Units.  Each time-based restricted stock unit represents the right to receive one share of our common stock on the vesting date. The units vest in full on the third anniversary of the grant date provided the participant remains continuously employed with the Company until that time. Since the units have value in all market conditions, they provide a strong retention mechanism. As the ultimate value of the award depends on the market value of our common stock on the vesting date, this also aligns the interests of the participant with our stockholders.

For purposes of determining the number of time-based restricted stock units granted, we divided 50% of each applicable named executive officer’s total target equity dollar value by the closing share price of our common stock on the date of grant.

For equity awards outstanding for each of the named executive officers as of the end of fiscal 2014, see the Outstanding Equity Awards at Fiscal Year-End table. Actual awards vesting, earned or exercised during the fiscal year are presented in the Option Exercises and Stock Vested table.

Other Compensation Program Elements

In addition to the three principal components of our compensation program, we also offer the following to our named executive officers, to help us attract and retain the best people in retail:

•	Retirement benefits;
•	Health and welfare benefits, including medical and dental benefits, paid time off, and group term life insurance benefits;

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•	Termination arrangements; and
•	Perquisites.

Retirement Benefits.  As with the principal components of our compensation program, our retirement benefits are intended to provide an industry competitive level of benefits.

The principal retirement benefits that we currently offer to our associates, including our named executive officers, are through our defined contribution 401(k) plan (Savings Plan) and, for associates earning more than the Internal Revenue Code compensation limit for qualified plans, our non-qualified defined contribution plan (Mirror Savings Plan). Both the Savings Plan and Mirror Savings Plan offer eligible associates the opportunity to defer a portion of their base salary and annual cash bonus compensation as a means of saving for retirement.

In addition, the Savings Plan includes a Company matching contribution feature of $0.50 per dollar deferred up to a maximum of 6% of deferrals. The Mirror Savings Plan has a similar feature with respect to compensation in excess of the Internal Revenue Code compensation limit for qualified plans.

The Savings Plan includes a non-contributory retirement account in which such participants receive a Company contribution in an amount equal to 2% of the participant’s annual pay after one year of service. The Mirror Savings Plan has a similar account with respect to compensation in excess of the IRS compensation limit for qualified plans. Participating associates are fully vested in this Company contribution after three years. Each of our named executive officers is eligible to participate in this retirement account provision of the Savings Plan and Mirror Savings Plan.

The Mirror Savings Plan is discussed in more detail in the narrative following the Nonqualified Deferred Compensation table.

Health and Welfare Benefits.  Our named executive officers are entitled to participate in active associates’ health and welfare benefit plans, including paid time off, medical, dental, group term life insurance, long-term care insurance and disability insurance, on the same terms and conditions as those made available to associates generally. We provide these benefits as part of a competitive package of health and welfare benefits.

Termination Arrangements.  In order to attract and retain top retail talent, we recognize the need to provide protection to our executives in the event of involuntary termination of employment without cause or voluntary termination for good reason or following a change in control of the Company. Accordingly, we have put in place separate arrangements consisting of individual Executive Termination Pay Agreements and a Change in Control Plan to address termination situations not precipitated by the conduct of the named executive officer.

The Executive Termination Pay Agreement provides severance benefits to the executive in exchange for the executive’s agreement to comply with certain restrictive covenants. The benefits payable under the Executive Termination Pay Agreement are not available if the executive receives the benefits under the Change in Control Plan.

Key aspects of this program as it applies to our named executive officers are noted below:

•	No CEO agreement. Mr. Ullman has elected not to enter into an Executive Termination Pay Agreement.
•	Prior to December 2013. The form of Executive Termination Pay Agreement prior to December 2013 provides for full vesting of all long-term incentive stock awards and stock options in addition to severance benefits. Ms. Dhillon and Ms. Evanson are parties to such agreement.
•

December 2013 revisions. In December 2013, the Company’s standard form of Executive Termination Pay Agreement was revised to limit the vesting of equity awards other than inducement awards to a pro-rated portion of long-term incentive stock awards and stock options reflecting the executive’s

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length of employment during the vesting and/or performance period, as applicable, and to permit full vesting only for inducement equity awards granted in connection with an executive’s commencement of employment. Messrs. Record and Ellison are parties to an Executive Termination Pay Agreement in the form revised in December 2013. In addition, Mr. Ellison’s agreement provides for the payment of benefits in the event that he voluntarily terminates employment for good reason as defined in his Executive Termination Pay Agreement.

Protections that would apply in the event of a change in control are summarized below:

•	2011 Change in Control Plan. In January 2011, the Board of Directors approved the 2011 Change in Control Plan (2011 Change in Control Plan), which is applicable to executives who became eligible for benefits under the change of control plan after January 2011. The 2011 Change in Control Plan provides benefits if the executive’s employment is involuntarily terminated within two years following a change in control of the Company and that cash severance benefits will not exceed 2.99 times the sum of base salary and target bonus (the severance benefits limitation). A change of control is defined as (i) the acquisition by any person, entity or group of 30% or more of the Company’s outstanding common stock, (ii) the replacement of a majority of the Board, (iii) a reorganization, merger or consolidation, or the sale of all or substantially all of the Company’s assets, subject to certain exceptions, or (iv) a complete liquidation or dissolution of the Company. Ms. Evanson and Messrs. Ellison and Record participate in the 2011 Change in Control Plan.
•	2009 Change in Control Plan. The 2009 Change in Control Plan (2009 Change in Control Plan) is applicable to senior executive officers who became eligible for benefits under the change of control plan after October 2008 and prior to 2011 and is substantially similar to the 2011 Change in Control Plan except that a change in control is defined as the acquisition of 20% or more of the Company’s outstanding common stock. Ms. Dhillon participated in the 2009 Change in Control Plan.
•	No participation by CEO. Mr. Ullman does not participate in a change in control plan.

Neither the 2009 Change in Control Plan nor the 2011 Change in Control Plan provides for the payment of excise tax gross-ups to named executive officers. The 2009 Change in Control Plan, the 2011 Change in Control Plan and the Executive Termination Pay Agreement are described in more detail in “Potential Payments and Benefits on Termination of Employment.”

Perquisites.  We provide certain benefits to enable our executives to devote their energy and attention to the Company.

For security purposes, the Board requires the CEO and the President and CEO-Designee to participate in a Key Associate Protection Program (KAPP), which is intended to safeguard the CEO, the President and CEO-Designee and members of their immediate families. The KAPP is a program approved by the Board as a result of recommendations contained in an independent, third-party security study.

In fiscal 2014, we provided the following benefits to our executives:

Company Aircraft.  As part of the KAPP, the CEO and the President and CEO-Designee are required to use Company aircraft for all business and personal travel. Moreover, the CEO has a physical condition that significantly limits his mobility. As a result, use of Company aircraft for business and personal travel increases his effectiveness and flexibility in performing his duties.

The Company does not generally make Company aircraft available for non-Company business use by Company associates, other than to the CEO and President and CEO-Designee as recommended by the KAPP. However, in an emergency and/or other unusual circumstance, a Company associate may be permitted to travel on the Company aircraft for personal reasons, provided the travel is approved by the CEO or by the senior most member of the management team with responsibility for the Aviation Department. These amounts are reflected

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as All Other Compensation to the named executive officer in the Summary Compensation Table below. Income is imputed to associates, including the CEO and President and CEO-Designee, for personal use of Company aircraft. The Company does not provide a tax gross-up with respect to such imputed income.

For total compensation purposes, we calculate the aggregate incremental cost to the Company of personal use of the Company aircraft by determining the incremental nautical miles flown, including any “deadhead” legs, and multiplying that number by the cost to the Company per nautical mile. A nautical mile is a unit of length used for maritime and aviation purposes. The cost per nautical mile is based on published industry data.

The cost per nautical mile excludes fixed costs which do not change based on usage, such as pilots’ or other associates’ salaries, purchase costs of the aircraft, or non-trip-related hangar expenses. It is derived from the aircraft’s variable operating costs, which include:

•	Aircraft fuel expenses;
•	Supplies and catering;
•	Crew travel expenses;
•	Landing and parking expenses; and
•	Aircraft maintenance and external labor.

Annual Health Exam.  In fiscal 2014, the named executive officers were eligible to receive an allowance of up to $3,000 for an annual health exam. The Company does not provide a tax gross-up on this benefit. We value the benefit based on the actual charges incurred by the Company for the services provided, which is reflected as All Other Compensation in the Summary Compensation Table below.

Relocation.  The Company provides tiered relocation benefits to all associates based on the associate’s level within the organization. At the commencement of their respective employments in 2014, Messrs. Ellison and Record did not maintain residences near the Company’s Home Office in Texas. The Company provided relocation benefits to them for their commuting and temporary housing expenses consistent with Company policy. We value the benefits based on the actual charges incurred by the Company for the benefits provided reduced by the amount of charges permitted under the Company’s policy for the lowest level of benefits provided under the policy. These amounts are reflected as All Other Compensation in the Summary Compensation Table below.

Equity Award Grant Policy

The Committee has adopted a Policy Statement which sets forth its practices regarding the timing of, and approval process for, equity awards. In certain cases, the Committee may waive such policy.

Grant	Grant Date
Annual Grant	Third full trading date after Committee approval.
Off-cycle grants other than to new hires	Third full trading date following the public release of earnings for the fiscal quarter in which the award is approved.
Off-cycle grants for new hires	Third full trading date following the public release of earnings for the later of the fiscal quarter in which (1) the award is approved or (2) the associate’s employment with the Company begins.

The Committee also adheres to the following approval policies in making equity awards to associates:

•	Equity awards to the CEO must be approved by the independent directors of the Board.

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•	Equity awards to executive officers other than the CEO, including new hires, must be approved by the Committee.
•	The aggregate annual grant of equity awards to associates must be approved by the Committee.
•	The authority to approve equity awards to new hires who are not executive officers has been delegated by the Committee to the CEO.
•	The authority to approve off-cycle equity awards to associates who are not executive officers has been delegated by the Committee to the CEO.

Equity awards to the CEO and the President and CEO-Designee were approved by the independent directors of the Board.

Stock Ownership Goals

The Company strives to align pay with the long-term interests of stockholders. The Board has adopted formal stock ownership goals for senior executives of the Company. The stock ownership goals specify that, within a five-year period, executives should hold an amount of Company stock having a value of:

Role	Stock Ownership Requirement
Chief Executive Officer	6x base salary
President	5x base salary
Executive Vice President	3x base salary
Senior Vice President	1x base salary

In addition to directly owned stock, shares held in Company qualified and non-qualified savings plans and unvested time-based restricted stock units are included in calculating ownership levels. Unexercised stock options do not count toward the ownership goals. The stock ownership goals also specify that the CEO should retain at least 25% of net shares received pursuant to an equity award payout or exercise if the CEO is below the above-described ownership goal at the time of receipt. All of the named executive officers are on track to meet these goals.

Tax Implications of Our Compensation Policies

Section 162(m) of the Internal Revenue Code (Code) places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the CEO and certain of our other most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Our stock option awards and performance-based restricted stock unit awards generally are performance-based compensation meeting those requirements and, as such, are typically fully deductible. Performance-based cash bonus compensation awards under the MICP may also be tax deductible. Our annual base salary and time-based restricted stock units are generally subject to the Section 162(m) deduction limitations. To maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Committee has reserved the right to grant compensation that is not tax deductible should it determine that doing so will better meet the Company’s objectives.

Claw-Back Policy

One of the objectives of our compensation program is to make a substantial portion of compensation dependent on the Company’s overall financial performance. In the event of a financial restatement arising out of the willful actions, including without limitation, fraud or intentional misconduct, or the gross negligence of any participant in the Company’s compensation plans or programs, it is the Board’s policy that the Committee shall have the authority to determine the appropriate action to take. The compensation plans or programs covered under this policy include, without limitation, cash bonus and stock incentive plans, welfare plans or deferred

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compensation plans. The Committee’s actions under the policy may include requiring relinquishment (claw-back) of previously awarded equity-based incentive compensation and/or repayment of previously paid cash compensation to a participant under such plans and programs.

Prohibition on Hedging and Pledging of Company Stock

The Board considers it inappropriate for directors or executive officers to enter into speculative transactions in Company securities. The Company’s Corporate Governance Guidelines prohibit directors and senior management from engaging in short sales, options trading or other similar derivative transactions in Company securities, or hedging or monetization transactions, such as zero-cost collars and forward sale contracts, in which the individual continues to own the underlying security without the full risks and rewards of ownership. In addition, the Company’s directors and senior management may not purchase Company securities on margin, hold Company shares in a margin account or pledge Company shares as collateral for a loan because a margin sale or foreclosure sale may occur at a time when such director or officer is prohibited from trading under the Company’s insider trading policy.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The Human Resources and Compensation Committee of the Board assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executives, reviews plans and proposals on management succession and major organizational or structural changes, and oversees the administration, financial and investment performance and operation of the Company’s retirement and welfare plans. Each member of the Committee is considered independent for purposes of applicable NYSE listing standards as well as the Standards for Determination of Director Independence. You can learn more about the Committee’s purpose, responsibilities, composition and other details by reading the Human Resources and Compensation Committee’s charter, which is available online at www.jcpenney.com.

The Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the same with management. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the 2014 fiscal year and the Company’s 2015 Proxy Statement. This report is submitted by the following independent directors, who comprise the Human Resources and Compensation Committee:

Kent B. Foster, Chair	R. Gerald Turner
Colleen C. Barrett	Ronald W. Tysoe
Stephen I. Sadove

2015 Proxy Statement	33

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)		Total ($)
Myron E. Ullman, III	2014	1,500,000	0	2,131,577	2,750,000	1,591,770		(4)	1,688,676	(5)	9,662,023
Chief Executive Officer	2013	810,606		0	0	0		(6)	1,582,024		2,392,630

Marvin R. Ellison	2014	325,000	4,140,000	15,000,002	0	0	0		142,383	(7)	19,607,385
President and CEO- Designee*

Edward J. Record	2014	642,045	1,295,750	2,749,998	750,000	250,343	0		11,380	(8)	5,699,516
Executive Vice President and Chief Financial Officer**

Janet Dhillon	2014	700,000	0	999,998	999,999	296,095	0		62,752	(9)	3,058,844
Executive Vice President,	2013	700,000		1,825,004	1,000,002	250,000	0		50,815		3,825,821
General Counsel and Secretary***	2012	675,000		1,999,997	0	0	0		39,531		2,714,528

Brynn L. Evanson	2014	487,500	0	350,000	350,000	211,496	0		34,861	(10)	1,433,857
Executive Vice President, Human Resources	2013	415,909		675,003	347,980	0	0		21,581		1,460,473

Kenneth H. Hannah	2014	125,568	0	0	0	0	0		2,489,662	(11)	2,615,230
Former Executive Vice	2013	850,000		1,200,014	874,997	0	0		830,730		3,755,741
President and Chief	2012	624,621	2,000,000	2,499,994	0	0	0		130,976		5,255,591
Financial Officer**

*	Mr. Ellison joined the Company as President and CEO-Designee on November 1, 2014.
**	Mr. Hannah left the Company on March 23, 2014. Mr. Record joined the Company as Chief Financial Officer on March 24, 2014.
***	Ms. Dhillon left the Company effective March 20, 2015.
(1)	See Note 12 to the Consolidated Financial Statements of J. C. Penney Company, Inc. and subsidiaries, as included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, for a discussion of the assumptions underlying the valuation of stock options. The value of stock awards is calculated in accordance with FASB ASC Topic 718 and applicable FASB guidance.
(2)	The amounts shown in this column reflect payments made under the J. C. Penney Corporation, Inc. Management Incentive Compensation Program.
(3)	The amounts shown in this column for 2014 reflect the aggregate change in the actuarial present value from January 31, 2014 to January 31, 2015 (the pension plan measurement date used for financial statement purposes) of the named executive officer’s accumulated benefit under all defined benefit plans in which he or she participates. The Company does not provide above-market or preferential earnings on nonqualified deferred compensation.
(4)	The change in value for Mr. Ullman in fiscal 2014 was $(551,185) for the Pension Plan and the Benefit Restoration Plan.
(5)	The amount shown in this column for Mr. Ullman includes Company contributions or allocations to Mr. Ullman’s account in the Savings Plan and Mirror Savings Plan for fiscal 2014 of $19,350 and $114,362, respectively. In addition, the amount shown reflects Company matching charitable contributions in the amount of $10,000 on behalf of Mr. Ullman under the Directors’ Matching Fund in fiscal 2014 and a payment of $648,954 made under the Benefit Restoration Plan. The amount further includes $896,010 for personal use of corporate aircraft. For security purposes, the CEO participates in a Key Associate Protection Program, which requires the CEO to use Company aircraft for all business and personal travel. Income is imputed for personal use of Company aircraft. The Company does not provide a tax gross-up with respect to such imputed income. For a discussion of the valuation of perquisites, see “Compensation Discussion and Analysis.”
(6)	The change in value for Mr. Ullman in fiscal 2013 was $(603,893) for the Pension Plan and the Benefit Restoration Plan.
(7)	The amount shown in this column for Mr. Ellison includes payment of legal expenses incurred by Mr. Ellison in connection with negotiation of his offer letter from the Company in the amount of $25,000. The amount shown also includes the value of the following perquisites received by Mr. Ellison during fiscal 2014: relocation benefits, $16,910 and personal use of corporate aircraft, $100,473. For security purposes, the President and CEO-Designee participates in a Key Associate Protection Program, which requires the President and CEO-Designee to use Company aircraft for all business and personal travel. Income is imputed for personal use of Company aircraft. The Company does not provide a tax gross-up with respect to such imputed income. For a discussion of the valuation of perquisites, see “Compensation Discussion and Analysis.”
(8)	The amount shown in this column for Mr. Record includes the value of the following perquisites received by Mr. Record during fiscal 2014: relocation benefits, $11,380. For a discussion of the valuation of perquisites, see “Compensation Discussion and Analysis.”
(9)	The amount shown in this column for Ms. Dhillon includes Company contributions or allocations to Ms. Dhillon’s account in the Savings Plan and Mirror Savings Plan for fiscal 2014 of $11,945 and $50,807, respectively.
(10)	The amount shown in this column for Ms. Evanson includes Company contributions or allocations to Ms. Evanson’s account in the Savings Plan and Mirror Savings Plan for fiscal 2014 of $17,750 and $17,111, respectively.
(11)	The amount shown in this column for Mr. Hannah includes the following payments under the Executive Termination Pay Agreement that he entered into in connection with the commencement of his employment: $2,295,000 severance payment representing 18 months of base pay plus incentive compensation at target, $95,275 partial year incentive compensation payment at target, $32,082 for medical, dental and life insurance, $25,000 for financial counseling and outplacement services and $39,721 for accrued but unpaid vacation. During 2014, Mr. Hannah received a payment in the amount of $2,584 in connection with certain expenses incurred in 2013 under the Company’s relocation policy. For a discussion of the valuation of perquisites, see “Compensation Discussion and Analysis.”

34	2015 Proxy Statement

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2014

Name	Grant Date(1)		Date of Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Options Awards ($)(2)
				Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Myron E. Ullman, III	3/20/2014	(3)	3/17/2014				164,474	328,947	657,894			2,131,577
Chief Executive	3/20/2014	(4)	3/17/2014					770,308			8.36	2,750,000
Officer	N/A	(5)		0	1,200,000	2,400,000
	N/A	(6)		0	1,800,000	3,600,000

Marvin R. Ellison	11/17/2014	(7)	10/10/2014							2,066,116		15,000,002
President and CEO-Designee

Edward J. Record	3/27/2014	(4)	3/17/2014					184,729			8.97	750,000
Executive Vice	3/27/2014	(8)	3/17/2014							83,612		750,000
President and Chief	5/20/2014	(9)	1/20/2014							223,964		1,999,999
Financial Officer	N/A	(5)		81,594	163,187	326,374
	N/A	(6)		168,750	337,500	675,000

Janet Dhillon	3/20/2014	(4)	3/17/2014					259,740			8.36	999,999
Executive Vice	3/20/2014	(8)	3/17/2014							119,617		999,998
President, General	N/A			0	210,000	420,000
Counsel and Secretary	N/A	(6)		0	315,000	630,000

Brynn L. Evanson	3/20/2014	(4)	3/17/2014					90,909			8.36	350,000
Executive Vice	3/20/2014	(8)	3/17/2014							41,866		350,000
President, Human	N/A			0	150,000	300,000
Resources	N/A	(6)		0	225,000	450,000

Kenneth H. Hannah	N/A	(5)		0	95,275	190,550
Former Executive Vice
President and Chief
Financial Officer

(1)	The Committee has adopted a policy that the grant date for annual grants of equity awards to associates shall be the third full trading date following approval of the grant by the Committee. See “Equity Award Grant Policy” beginning on page 31 for information on the Committee’s policy regarding the grant date for off-cycle equity awards.
(2)	The grant date value is calculated in accordance with applicable FASB guidance.
(3)	Grant of performance-based restricted stock units under the Company’s 2012 Long-Term Incentive Plan.
(4)	Grant of performance-contingent stock options under the Company’s 2012 Long-Term Incentive Plan.
(5)	Grant of award under the Spring Plan under the Company’s Management Incentive Compensation Program.
(6)	Grant of award under the Fall Plan under the Company’s Management Incentive Compensation Program.
(7)	Grant of time-based restricted stock units under the Company’s 2014 President Equity Inducement Award Plan in relinquishment of the value of equity awards granted by Mr. Ellison’s previous employer.
(8)	Grant of time-based restricted stock units under the Company’s 2012 Long-Term Incentive Plan.
(9)	Grant of time-based restricted stock units under the Company’s 2014 Equity Inducement Award Plan in relinquishment of the value of equity awards granted by Mr. Record’s previous employer.

2015 Proxy Statement	35

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Myron E. Ullman, III
Chief Executive Officer
2004	0	0	0	N/A	N/A	0		0
2005	0	0	0	N/A	N/A	0		0
2006	187,735	0	0	60.50	3/21/2016	0		0
2007	201,511	0	0	78.50	1/27/2017	0		0
2008	287,770	0	0	39.78	1/27/2017	0		0
2009	0	0	0	N/A	N/A	0		0
2010	110,135	0	0	30.72	1/27/2017	0		0
2011	91,625	0	0	36.58	1/27/2017	0		0
2012	0	0	0	N/A	N/A	0		0
2013	0	0	0	N/A	N/A	0		0
2014	0	0	770,308	8.36	3/20/2024	496,710	(2)	3,611,082

Marvin R. Ellison
President and CEO-Designee
2014	0	0	0	N/A	N/A	2,066,116	(3)	15,020,663

Edward J. Record
Executive Vice President and
Chief Financial Officer
2014	0	0	184,729	8.97	3/27/2024	307,576	(4)	2,236,078

Janet Dhillon
Executive Vice President,
General Counsel and Secretary
2009	63,796	0	0	16.09	3/15/2019	0		0
2010	52,544	0	0	30.72	3/15/2020	0		0
2011	43,860	0	0	36.58	3/14/2021	0		0
2012	0	0	0	N/A	N/A	53,447	(5)	388,560
2013	47,147	94,296	0	14.43	4/2/2023	36,550	(6)	265,719
2014	0	0	259,740	8.36	3/20/2024	119,617	(7)	869,616

Brynn L. Evanson
Executive Vice President,
Human Resources
2009	0	0	0	N/A	N/A	0		0
2010	2,765	0	0	30.72	3/15/2020	0		0
2011	5,702	0	0	36.58	3/14/2021	0		0
2012	7,134	3,568	0	37.63	3/12/2022	3,340	(8)	24,282
2013	6,600	13,202	0	14.43	4/2/2023	0		0
2013	7,486	14,974	0	18.98	5/20/2023	0		0
2014	0	0	90,909	8.36	3/20/2024	41,866	(9)	304,366

Kenneth H. Hannah
Former Executive Vice President and
Chief Financial Officer
2012	0	0	0	N/A	N/A	0		0
2013	123,762	0	0	14.43	3/24/2016	0		0

(1)	Based on the closing market price of Company common stock on January 30, 2015, which was $7.27.
(2)	Represents an award of 496,710 performance-based restricted stock units granted to Mr. Ullman on March 20, 2014, which vest on March 20, 2015.

36	2015 Proxy Statement

(3)	Represents an award of 2,066,116 time-based restricted stock units granted to Mr. Ellison on November 17, 2014, which vest one-third on November 17, 2015, November 17, 2016 and November 17, 2017.
(4)	Represents an award of 83,612 time-based restricted stock units granted to Mr. Record on March 27, 2014, which vest on March 27, 2017, and an award of 223,964 time-based restricted stock units granted to Mr. Record on May 20, 2014, which vest one-third on May 20, 2015, May 20, 2016 and May 20, 2017.
(5)	Represents an award of 53,149 time-based restricted stock units granted to Ms. Dhillon on March 13, 2012, which vest on March 13, 2015. The number of units shown includes dividend equivalents paid on this award.
(6)	Represents an award of 73,099 performance-based restricted stock units granted to Ms. Dhillon on January 23, 2014, which vest one-fourth on July 23, 2014, January 23, 2015, July 23, 2015 and January 23, 2016.
(7)	Represents an award of 119,617 time-based restricted stock units granted to Ms. Dhillon on March 20, 2014, which vest on March 20, 2017.
(8)	Represents an award of 3,322 time-based restricted stock units granted to Ms. Evanson on March 13, 2012, which vest on March 13, 2015. The number of units shown includes dividend equivalents paid on this award.
(9)	Represents an award of 41,866 time-based restricted stock units granted to Ms. Evanson on March 20, 2014, which vest on March 20, 2017.

2015 Proxy Statement	37

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Myron E. Ullman, III	0	0	0		0
Chief Executive Officer

Marvin R. Ellison	0	0	0		0
President and CEO-Designee

Edward J. Record	0	0	0		0
Executive Vice President and Chief Financial Officer

Janet Dhillon	0	0	2,343	(1)	20,408	(2)
Executive Vice President, General Counsel and Secretary			18,274 18,275	(3) (5)	197,359 137,428	(4) (6)

Brynn L. Evanson	0	0	2,621	(7)	19,343	(8)
Executive Vice President, Human Resources			304	(3)	2,648	(4)

Kenneth H. Hannah	0	0	108,790	(9)	935,594	(10)
Former Executive Vice President and Chief Financial Officer

(1)	Represents portion of 2013 performance-based restricted stock unit award that vested on August 29, 2014.
(2)	Based on the closing market price of JCPenney common stock on August 26, 2014, which was $10.80.
(3)	Represents portion of 2011 time-based restricted stock unit award that vested on March 15, 2014.
(4)	Based on the closing market price of JCPenney common stock on March 15, 2014, which was $8.71.
(5)	Represents portion of 2013 performance-based restricted stock unit award that vested on January 23, 2015.
(6)	Based on the closing market price of JCPenney common stock on January 23, 2015, which was $7.52.
(7)	Represents portion of 2011 time-based restricted stock unit award that vested on November 16, 2014.
(8)	Based on the closing market price of JCPenney common stock on November 16, 2014, which was $7.38.
(9)	Represents 2012 time-based restricted stock unit award that vested on March 24, 2014.
(10)	Based on the closing market price of JCPenney common stock on March 24, 2014, which was $8.60.

38	2015 Proxy Statement

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Myron E. Ullman, III*	Pension Plan	6.083	227,892	14,232
Chief Executive Officer	Benefit Restoration Plan	6.083	1,273,729	648,954

Marvin R. Ellison	N/A
President and CEO-Designee

Edward J. Record	N/A
Executive Vice President and Chief Financial Officer

Janet Dhillon	N/A
Executive Vice President, General Counsel and Secretary

Brynn L. Evanson	N/A
Executive Vice President, Human Resources

Kenneth H. Hannah	N/A
Former Executive Vice President and Chief Financial Officer

*	Mr. Ullman was the only named executive officer eligible for the Pension Plan or Benefit Restoration Plan.
(1)	The number of years of credited service shown in the table is used to calculate the present value of the accumulated benefit. The number of years for Mr. Ullman reflects his retirement date of January 27, 2012.
(2)	The lump sum present value of the accumulated benefit was computed based on the January 31, 2015 measurement date used in the Company’s financial statements for the fiscal year ended January 31, 2015. The assumptions used in calculating the accumulated benefit obligation are also derived from these financial statements and are incorporated herein by reference. The Pension Plan amount included in the table for Mr. Ullman is based on the present value of the benefit he is receiving under the plan. The amount of the Benefit Restoration Plan is based on the present value of Mr. Ullman’s remaining annual installment. Amounts are calculated as of the January 31, 2015 measurement date.

Pension Plan.  The Pension Plan is a tax qualified defined benefit plan intended to provide retirement income to all eligible associates. To be eligible to participate in the Pension Plan, an associate must:

•	have been hired or rehired before January 1, 2007,
•	be employed at least one year,
•	have 1,000 hours of service, and
•	be at least age 21.

To be vested in a Pension Plan benefit, a participant must be employed for at least five years or attain age 65.

The normal retirement age under the Pension Plan is age 65. The normal retirement benefit formula in the Pension Plan is equal to:

•	the average of the participant’s highest five consecutive full calendar years of pay (including salary and incentive compensation actually paid during that year), out of the last ten years of service (average final pay) times 0.75%, plus
•	0.50% of the participant’s average final pay that exceeds the average of the Social Security taxable wage bases in effect for each calendar year during the 35 year period ending on December 31 of the year an associate reaches the Social Security retirement age, multiplied by
•	the participant’s years of credited service up to 35 years.

2015 Proxy Statement	39

Once a participant has at least 25 years of credited service, he or she is eligible for an additional Pension Plan retirement benefit. This additional benefit is equal to 0.25% of his or her average final pay times his or her years of credited service exceeding 25 years, up to a maximum of 10 years.

The above formula computes a benefit intended to be payable for the participant’s life. The primary form of benefit for a single participant is a single life annuity and for a married participant is a 50% qualified joint and survivor annuity. Other annuity benefit payment options are also available. A single life annuity provides a greater annual benefit amount paid over a shorter period of time than a 50% qualified joint and survivor annuity. All benefit payment option forms are actuarially equivalent. The Pension Plan permits vested participants and retirees to elect to receive a lump sum distribution of their entire vested benefit on termination, and will automatically distribute a terminated vested participant’s benefit if the participant’s monthly benefit amount is $100 or less or the present value of the participant’s benefit is $5,000 or less.

Benefit Restoration Plan.  The Benefit Restoration Plan (BRP) is a non-qualified excess defined benefit plan that provides retirement income to eligible associates whose Pension Plan benefit is limited by Code limits on compensation ($260,000 for 2014 and $265,000 for 2015) or maximum annual benefits ($210,000 for 2014 and 2015).

The BRP uses the same eligibility, years of credited service, vesting, formula, early retirement reductions and retirement age criteria found in the Pension Plan, but without considering the Code imposed limits on a benefit payable under the Pension Plan. The excess benefit over the Code imposed limits in the Pension Plan is paid from the BRP.

The formula computes an age 65 benefit with payments beginning, for the named executive officers, six months after separation from service. The only form of benefit under the BRP is a five year annual installment option, which is not available under the Pension Plan. The five year installment option produces a higher annual payment than a single life annuity or a qualified joint and survivor annuity, but is actuarially equivalent to such payment forms.

If employment terminates for cause, all BRP benefits are forfeited.

40	2015 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2014

Name	Executive Contributions in last FY ($)(1)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)(3)
Myron E. Ullman, III	125,900	114,362	(35,055)	(11,807)	230,307
Marvin R. Ellison	0	0	0	0	0
Edward J. Record	101,813	0	4,712	0	106,525
Janet Dhillon	52,502	50,807	54,387	0	521,562
Brynn L. Evanson	29,250	17,111	8,556	0	142,159
Kenneth H. Hannah	0	0	0	0	0

(1)	The amounts shown are included in the salary and incentive compensation numbers shown in the Summary Compensation Table.
(2)	These amounts are not included in the Summary Compensation Table since they do not constitute above market interest or preferential earnings.
(3)	The balance reported includes named executive officer contributions to the Mirror Savings Plan; these amounts were included in the Summary Compensation Table as salary and incentive compensation in the fiscal year earned. Company contributions to the Mirror Savings Plan for fiscal 2014 were included in the All Other Compensation column of the Summary Compensation Table.

Mirror Savings Plan.  The Mirror Savings Plan is a non-qualified defined contribution plan which provides associates earning more than the Code compensation limit for qualified savings plans (such as the Savings Plan) the opportunity to defer a portion of their base salary and incentive compensation exceeding the compensation limit as a means of saving for retirement. Accordingly, associates, including named executive officers, earning more than the compensation limit may defer up to 14% of their salary and annual incentive compensation below the Code compensation limit ($260,000 for 2014 and $265,000 for 2015) and up to 75% of their compensation above the Code compensation limit through the Mirror Savings Plan.

For 2014, the Company match was $0.50 per dollar deferred up to a maximum of 6% of deferrals on compensation over $260,000. This matching contribution was credited each pay period. The Company may make additional discretionary matching contributions.

For Company contributions made for Plan Years prior to 2007, participants vest in the Company matching contribution and related investment earnings at a rate of 20% per year of service. For Company contributions made for Plan Years 2007 and after, participants become 100% vested in the match after three years of service.

Generally, all unvested Company matching contributions are forfeited when the participant terminates employment. The Mirror Savings Plan provides that all matching contributions are immediately vested and non-forfeitable if a participant terminates employment due to:

•	Retirement at age 65,
•	Qualifying for permanent and total disability while working for the Company,
•	The work unit or type of work the associate was doing being discontinued (as determined by the Company), or
•	Death.

Deferrals and Company matching contributions are credited to the participant’s Mirror Savings Plan account and invested according to the participant’s investment elections. Earnings on the balance in the participant’s Mirror Savings Plan accounts are based on hypothetical investments in the same funds offered under the Savings Plan. Participants can change their investment elections daily.

2015 Proxy Statement	41

Generally, a Mirror Savings Plan participant can only receive a distribution following an unforeseen emergency event (as defined under the Code), a change in control, or termination of employment. The only form of payment under the Mirror Savings Plan is a five year annual installment option. As a result of Mr. Ullman’s retirement from the Company on January 27, 2012, he is currently receiving distributions from the Mirror Savings Plan in five annual installments. No withdrawals or distributions were taken during the year by any of the other named executive officers.

POTENTIAL PAYMENTS AND BENEFITS ON TERMINATION OF EMPLOYMENT

Under our compensation program, described above in “Compensation Discussion and Analysis,” payments and the provision of benefits can be triggered by the termination of an associate’s employment. These payments and benefits may vary depending on the reason for termination as described below.

In the event of an associate’s retirement or the termination of an associate’s employment for cause, the associate is only entitled to receive payments for accrued base salary and vacation through the date of termination and any amounts payable under the terms of the Mirror Savings Plan regardless of whether or not the termination follows a change in control of the Company.

In the event that an associate’s termination is the result of death or permanent disability, the associate is entitled to additional payments and benefits, regardless of whether or not the termination follows a change in control of the Company.

In the event that an associate is involuntarily terminated without cause or, in the case of Mr. Ellison, voluntarily terminates employment for good reason, the associate is entitled to additional payments and benefits, which may vary depending on whether or not the termination follows a change in control of the Company. An associate who terminates employment with good reason following a change in control of the Company is also entitled to additional payments and benefits.

In order to describe the payments and benefits that are triggered for each termination event for each of the Company’s named executive officers, we have created a table estimating the payments and benefits that would be paid to each of our named executive officers under each element of our compensation program. The table assumes that the named executive officer’s employment terminated on January  30, 2015, which is the last business day of the Company’s last completed fiscal year.

Termination without a Change in Control

In an effort to retain and attract the best people, the Company offers each of its senior executive officers the right to enter into an Executive Termination Pay Agreement (Termination Pay Agreement) with the Company. The CEO has elected not to enter into a Termination Pay Agreement. The form of the agreement was reviewed by the Committee and its independent consultant prior to being recommended to the Board for its approval. The Termination Pay Agreement is intended to provide the executive with severance benefits in exchange for the executive’s agreement to comply with certain restrictive covenants. The benefits payable under these agreements are not available if the executive receives the benefits under the 2009 Change in Control Plan or the 2011 Change in Control Plan, which are described later in this section.

The primary purpose of the Termination Pay Agreement is to provide for severance benefits in the event of involuntary termination of the executive’s employment without cause. For purposes of the Termination Pay Agreement, cause includes:

•	An intentional act of fraud, embezzlement, theft or other material violation of law;
•	Intentional damage to the Company’s assets;

42	2015 Proxy Statement

•	Intentional disclosure of confidential information in violation of the Company’s policies;
•	Material breach of the executive’s obligations under the Termination Pay Agreement;
•	Breach of the executive’s duty of loyalty to the Company;
•	Failure of the executive to substantially perform the duties of his or her job (other than as a result of physical or mental incapacity); or
•	Intentional breach of Company policies or willful misconduct by the executive that is in either case materially injurious to the Company.

Under the Termination Pay Agreement, if an executive is involuntarily terminated without cause or, in the case of Mr. Ellison, voluntarily terminates employment for good reason, he or she will receive a lump sum payment for services rendered through the termination date, including accrued base salary and pay in respect of earned but unused paid time off.

Conditioned on execution of a release and expiration of the revocation period under the release, but no later than two and one-half months after the year of termination, the executive will also receive:

•	A lump sum cash payment equal to annualized base salary plus target annual cash incentive compensation (at 100% of the target incentive opportunity in effect at the time of termination) with respect to a period of (a) 24 months for Mr. Ellison, (b) 18 months following termination if the executive is an Executive Vice President or higher of the Company, or (c) 12 months following termination if the executive is a Senior Vice President;
•	Except as described below, a lump sum cash payment equal to the prorated annual cash incentive compensation for the year of termination at 100% of the executive’s target incentive compensation opportunity at the time of termination, less any amount contributed to the Mirror Savings Plan;
•	A lump sum payment in respect of additional paid time off, if any, under the Company’s paid time off policies (other than for Mr. Ellison);
•	A lump sum payment representing the Company-paid portion of the premium toward medical, dental and life insurance coverages for the applicable severance period (24 months for Mr. Ellison, 18 months for Executive Vice Presidents and 12 months for Senior Vice Presidents), grossed-up for federal income taxes;
•	A lump sum payment toward outplacement and financial counseling services ($25,000 for President and Executive Vice Presidents and $15,000 for Senior Vice Presidents);
•	Except as described below, immediate vesting of certain equity awards granted in connection with the executive’s commencement of employment; and
•	Except as described below, immediate vesting of a pro-rated portion of long-term incentive stock awards and stock options reflecting the executive’s length of employment during the vesting and/or performance period, as applicable.

Prior to December 2013, the Termination Pay Agreement provided for a lump sum cash payment equal to the prorated annual cash incentive compensation for the year of termination at 100% of the executive’s target incentive compensation opportunity at the time of termination and the immediate vesting of all long-term incentive stock awards and stock options. Beginning in December 2013, the Company’s standard form of Termination Pay Agreement provides for a lump sum cash payment equal to the average of the executive’s actual incentive compensation payments for the three fiscal years prior to the fiscal year of termination pro-rated for the executive’s period of service during the fiscal year or, if termination occurs on the last day of the fiscal year, the actual annual cash incentive compensation, if greater. Mr. Ellison’s Termination Pay Agreement provides for a lump sum cash payment equal to (a) if the termination occurs on or before the end of the 2015 fiscal year, the target annual cash incentive compensation, (b) if the termination occurs after the end of the 2015 fiscal year but before Mr. Ellison has been employed by the Company for three fiscal years, the average of his actual incentive compensation payments for the fiscal years during his employment or (c) if the termination occurs after Mr. Ellison has been employed by the Company for at least three fiscal years, the average of his actual incentive compensation payments for the three fiscal years prior to the fiscal year of termination.

2015 Proxy Statement	43

The revised form of Termination Pay Agreement also limits the vesting of equity awards other than inducement awards to a pro-rated portion of long-term incentive stock awards and stock options reflecting the executive’s length of employment during the vesting and/or performance period, as applicable, and permits the full vesting of inducement equity awards granted in connection with an executive’s commencement of employment.

As noted above, Mr. Ellison’s Termination Pay Agreement also provides the above-described benefits if he voluntarily terminates employment with the Company for good reason. For purposes of the Termination Pay Agreement, good reason consists of:

•	The Company’s failure to make Mr. Ellison CEO effective August 1, 2015;
•	A reduction in base salary or target annual cash incentive opportunity;
•	Involuntary relocation of more than 50 miles;
•	A materially adverse change in the executive’s duties or responsibilities;
•	The Company’s failure to nominate Mr. Ellison for election to the Board;
•	Prior to August 1, 2015, a material breach by the Company of Mr. Ellison’s offer letter; or
•	Failure to make any material payments when due.

For Mr. Ellison to receive benefits under his Termination Pay Agreement in connection with a termination for good reason, he must terminate employment within 180 days of the date the good reason event occurred. Notice of a good reason event must be provided to the Company within 30 days of the event and the Company must be given a 30-day opportunity to correct the situation.

In addition to providing severance payments in the event of an involuntary termination without cause, the Termination Pay Agreement also includes certain limited benefits in the event of death or termination due to permanent disability. In such case, the executive will receive a lump sum cash payment as soon as practicable after termination equal to prorated annual incentive compensation for service during the year at 100% of the executive’s target incentive compensation opportunity, less any amount contributed to the Mirror Savings Plan.

By entering into a Termination Pay Agreement, the executive agrees to the following restrictive covenants:

•	Obligation not to disclose confidential or proprietary information of the Company, which continues indefinitely following termination of employment;
•	Obligation to refrain from activities designed to influence or persuade any person not to do business or to reduce its business with the Company, which continues for the applicable severance period following termination of employment;
•	Obligation to refrain from attempting to influence or persuade any of the Company’s employees to leave their employment with the Company and to refrain from directly or indirectly soliciting or hiring employees of the Company, which continues for the applicable severance period following termination of employment; and
•	Obligation not to undertake work for a competing business, which continues for the applicable severance period following termination of employment.

The noncompetition covenant may be waived by the executive; however, he or she must then forego any severance benefits available under the Termination Pay Agreement. In the event the executive breaches any of the covenants listed above, the Company will not be obligated to make any further payments under the agreement and may seek to recover damages from the executive.

Ms. Dhillon and Ms. Evanson have Termination Pay Agreements in the form used by the Company prior to December 2013. Mr. Record has a Termination Pay Agreement as revised beginning in December 2013. Mr. Ellison is also party to a separate Termination Pay Agreement. Mr. Hannah was party to a Termination Pay Agreement in the form used by the Company prior to December 2013 and the amounts paid to him under the

44	2015 Proxy Statement

terms of the Termination Pay Agreement are reflected as All Other Compensation in the Summary Compensation Table. In addition, all of Mr. Hannah’s equity awards vested in accordance with his Termination Pay Agreement. The vested equity awards are reflected in the Option Exercises and Stock Vested for Fiscal 2014 Table.

Change in Control; Termination Following a Change in Control

The Company’s executive officers participate in the change of control plan in effect on the date upon which they become eligible for benefits under the change in control plan. Ms. Evanson and Messrs. Ellison and Record participate in the 2011 Change in Control Plan and Ms. Dhillon participated in the 2009 Change in Control Plan. Mr. Ullman does not participate in a change in control plan. None of our named executive officers are entitled to a tax gross-up payment in respect of any excise taxes imposed on the benefits payable under their respective plan.

The 2011 Change in Control Plan provides benefits to the Company’s executives if their employment is terminated as a result of an involuntary separation from service by the Company other than for cause within two years of the occurrence of a change in control of the Company. The 2011 Change in Control Plan also provides benefits to an executive if the executive terminates employment with the Company for Good Reason following a change of control. Good Reason consists of:

•	A material reduction in the executive’s base salary or target annual cash incentive opportunity;
•	Involuntary relocation of more than 50 miles;
•	A materially adverse change in the executive’s duties or responsibilities;
•	A material diminution in the budget over which the executive has responsibility;
•	A material adverse change in the executive’s supervisor’s duties or responsibilities, including a change in the supervisor to whom the executive is required to report; or
•	Failure of the Company to continue a material benefit or a material reduction in the benefits in which the executive participated prior to the occurrence of the change in control, unless replaced by a substantially equivalent benefit.

For an executive to receive benefits under the 2011 Change in Control Plan, a Good Reason event with respect to such executive must occur within two years of the occurrence of a change in control of the Company, and if the Good Reason event is not cured by the Company following timely notice of the event by the executive, the executive must terminate employment within the later of (i) two years of the change in control or (ii) 180 days of the date the Good Reason event occurred.

Change in control is defined as (i) the acquisition by any person, entity or group of 30% or more of the Company’s outstanding common stock, (ii) the replacement of a majority of the Board, (iii) a reorganization, merger or consolidation, or the sale of all or substantially all of the Company’s assets, subject to certain exceptions, or (iv) a complete liquidation or dissolution of the Company.

Notice of a Good Reason event must be provided to the Company within 90 days of the event and the Company must be given a 30-day opportunity to correct the situation without having to pay benefits under the 2011 Change in Control Plan.

For purposes of the 2011 Change in Control Plan, cause includes the failure of the executive to substantially perform the duties of his or her job, failure of the executive to follow Company policy, engagement by the executive in illegal conduct, or gross misconduct injurious to the Company.

The 2011 Change in Control Plan provides a three-tiered benefit structure based on the executive’s position and responsibilities within the Company. Tier I participants, which include the CEO and executives reporting directly to the CEO, are entitled to receive cash severance of 2.99 times annualized base salary plus target annual cash incentive opportunity (at 100%) at the time of termination. Tier II participants, which include Executive

2015 Proxy Statement	45

Vice Presidents who do not report directly to the CEO, are entitled to receive cash severance of 2.5 times base salary plus target annual cash incentive opportunity (at 100%) at the time of termination. The Tier III participants (Senior Vice Presidents who are members of the Company’s Executive Board) are entitled to receive cash severance of two times annualized base salary plus target annual cash incentive opportunity (at 100%) at the time of termination.

In addition to the cash severance payments, all participants in the 2011 Change in Control Plan are entitled to receive the following at the time of termination:

•	Accrued base salary and pay in respect of earned but unused paid time off through the date of termination;
•	The average of the participant’s actual annual incentive compensation payments under the Management Incentive Compensation Program for the three fiscal years prior to the fiscal year of termination or, if termination occurs on the last day of the fiscal year, the actual annual cash incentive compensation, if greater, less any amount contributed to the Mirror Savings Plan;
•	A lump sum payment in respect of additional paid time off, if any, under the Company’s paid time off policies;
•	A lump sum payment representing the incremental value of additional years of age and service credited to the executive (equal to the executive’s cash severance multiple) with respect to the BRP, Supplemental Retirement Plan and Mirror Savings Plan, to the extent the executive participates in some or all of these plans;
•	A lump sum payment representing the Company-financed portion of the premium toward medical, dental and life insurance coverages for the number of years equal to the applicable cash severance multiple for the executive, grossed-up for federal income taxes; and
•	A lump sum payment of $25,000 toward outplacement and financial counseling services, and, to the extent applicable and allowable by law, reimbursement of legal fees and expenses incurred in defense of the executive’s rights under the plan.

Additionally, participants in the 2011 Change in Control Plan are eligible for up to one year of additional age and service credit for purposes of determining retiree eligibility under the Company’s medical, dental, life insurance, long term care insurance, and lifetime discount programs.

Ms. Dhillon participated in the 2009 Change in Control Plan, which is substantially similar to the 2011 Change in Control Plan. This plan entitled her to receive cash severance of 2.99 times annualized base salary plus target annual cash incentive opportunity (at 100%) at the time of termination.

In addition to the benefits provided by the 2011 Change in Control Plan, some of the Company’s other plans and programs, such as the Company’s equity compensation plans, also include specific benefits payable to associates in the event of a change in control of the Company. The Company’s 2009 Long-Term Incentive Plan, 2012 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan provide that vesting of outstanding equity awards is accelerated if the participant’s employment is terminated as a result of an involuntary separation from service by the Company other than for Cause within two years of the occurrence of a change in control of the Company. For purposes of these plans, a change of control is defined as (i) the acquisition by a person or group of more than 50% of the total voting power of the Company’s common stock, (ii) the acquisition by a person or a group within a twelve-month period of 30% of the total voting power of the Company’s common stock or the replacement of a majority of the Board within a twelve-month period unless approved by a majority of the Board, or (iii) the acquisition by a person or group of 40% or more of the assets of the Company. The plans also provide for vesting acceleration of outstanding awards if the participant terminates employment with the Company for Good Reason within two years of the occurrence of a change in control of the Company. The definition of Good Reason under these plans is the same as the definition under the 2011 Change in Control Plan.

46	2015 Proxy Statement

	Base Salary ($)	Annual Cash Incentive ($)	Stock Options ($)	Restricted Stock ($)	Mirror Savings Plan ($)	Other ($)(1)	Excise Tax (Cutback) ($)	Total ($)
Myron E. Ullman, III
Involuntary Termination without Change in Control	0	0	0	0	230,307	43,269	0	273,576
Involuntary Termination with Change in Control	0	0	0	0	230,307	43,269	0	273,576
Death or Disability	0	0	0	3,310,158	230,307	43,269	0	3,583,734
Good Reason After Change in Control	0	0	0	0	230,307	43,269	0	273,576

Marvin R. Ellison
Involuntary Termination without Change in Control	2,600,000	3,900,000	0	15,020,663	0	80,149	0	21,600,812
Involuntary Termination with Change in Control	3,887,000	0	0	15,020,663	0	102,281	0	19,009,944
Death or Disability	0	0	0	1,251,752	0	10,438	0	1,262,190
Good Reason without Change in Control	2,600,000	3,900,000	0	15,020,663	0	80,149	0	21,600,812
Good Reason After Change in Control	3,887,000	0	0	15,020,663	0	102,281	0	19,009,944

Edward J. Record
Involuntary Termination without Change in Control	1,125,000	1,079,072	0	1,813,953	110,831	80,565	0	4,209,421
Involuntary Termination with Change in Control	2,242,500	1,917,197	0	1,813,953	110,831	107,478	(87,031)	6,104,928
Death or Disability	0	235,322	0	592,789	110,831	20,445	0	959,387
Good Reason After Change in Control	2,242,500	1,917,197	0	1,813,953	110,831	107,478	(87,031)	6,104,928

Janet Dhillon
Involuntary Termination without Change in Control	1,050,000	1,281,000	0	1,523,894	550,212	46,673	0	4,451,779
Involuntary Termination with Change in Control	2,093,000	2,063,250	0	1,523,894	550,212	50,827	(587,846)	5,693,337
Death or Disability	0	493,500	0	654,832	550,212	17,500	0	1,716,044
Good Reason After Change in Control	2,093,000	2,063,250	0	1,523,894	550,212	50,827	(587,846)	5,693,337

Brynn L. Evanson
Involuntary Termination without Change in Control	750,000	915,000	0	328,648	155,809	28,903	0	2,178,360
Involuntary Termination with Change in Control	1,495,000	1,319,346	0	328,648	142,159	41,085	(504,758)	2,821,480
Death or Disability	0	352,500	0	115,934	155,809	11,707	0	635,950
Good Reason After Change in Control	1,495,000	1,319,346	0	328,648	142,159	41,085	(504,758)	2,821,480

(1)	The amounts shown in this column include amounts payable with respect to health and life insurance, financial counseling and outplacement, and vacation, as applicable.

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DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Colleen C. Barrett(3)	75,000	150,001		0	225,001
Thomas J. Engibous(4)	7	324,993		0	325,000
Kent B. Foster(5)	90,000	150,001		10,000	250,001
B. Craig Owens (6)	28,389	97,815		10,000	136,204
Leonard H. Roberts(7)	90,000	150,001		10,000	250,001
Stephen I. Sadove(8)	70,000	150,001		10,000	230,001
Javier G. Teruel(9)	18	234,983		0	235,001
R. Gerald Turner(10)	75,000	150,001		10,000	235,001
Ronald W. Tysoe(11)	70,000	150,001		10,000	230,001
Mary Beth West(12)	85,000	150,001		0	235,001

(1)	Each non-employee director receives an annual stock grant consisting of a number of restricted stock units having a market value nearest to $150,000. For fiscal 2014, the number of units was determined by dividing $150,000 by the closing price of Company common stock on the date of grant (rounded to the nearest whole unit). The amounts shown in this column include the fair value of the annual stock award for fiscal 2014, which was $8.60. The date of grant of the annual stock grant to non-employee directors is the third trading date following the Company’s Annual Meeting of Stockholders.
(2)	Includes the value of Company matching contributions under the Directors’ Matching Fund. Under this program, directors may request the Company to match dollar-for-dollar their personal charitable contributions up to $10,000 per fiscal year.
(3)	Ms. Barrett had 58,325 stock awards, consisting of 54,243 restricted stock unit awards and 4,082 restricted stock awards, outstanding as of January 31, 2015.
(4)	Mr. Engibous has elected to receive 100 percent of his cash retainers in shares of Company common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Engibous had 66,563 stock awards, consisting of 54,243 restricted stock unit awards and 12,320 restricted stock awards, outstanding as of January 31, 2015.
(5)	Mr. Foster had 66,563 stock awards, consisting of 54,243 restricted stock unit awards and 12,320 restricted stock awards, outstanding as of January 31, 2015.
(6)	Mr. Owens had 12,803 restricted stock unit awards outstanding as of January 31, 2015. Mr. Owens became a director on October 6, 2014 and received an award of restricted stock units that represented a pro-rata amount of the 2014 annual equity award using the closing price of JCPenney common stock on the date of grant, which was $7.64.
(7)	Mr. Roberts had 64,002 stock awards, consisting of 54,243 restricted stock unit awards and 9,759 restricted stock awards, outstanding as of January 31, 2015.
(8)	Mr. Sadove had 28,007 restricted stock unit awards outstanding as of January 31, 2015.
(9)	Mr. Teruel has elected to receive 100 percent of his cash retainers in shares of Company common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Teruel had 49,740 restricted stock unit awards outstanding as of January 31, 2015.
(10)	Dr. Turner had 69,063 stock awards, consisting of 54,243 restricted stock unit awards, 13,220 restricted stock awards and 1,600 option awards outstanding as of January 31, 2015.
(11)	Mr. Tysoe had 26,148 restricted stock unit awards outstanding as of January 31, 2015.
(12)	Ms. West had 53,402 restricted stock unit awards outstanding as of January 31, 2015.

48	2015 Proxy Statement

Cash Retainers and Stock Award

Directors who are Company associates do not receive directors’ fees. The Corporate Governance Committee has the responsibility for recommending to the Board the appropriate compensation for non-employee directors, including the Non-Executive Chairman of the Board. The Corporate Governance Committee conducts periodic reviews to assure that non-employee directors are being fairly and reasonably compensated in relation to comparable U.S. companies and did not make any changes in director compensation in fiscal 2014. Non-employee directors receive the following compensation:

•	An annual cash retainer of $70,000;
•	An annual award of restricted stock units with a market value at the time of grant of $150,000;
•	An annual cash retainer of $20,000 for the chairs of the Audit Committee and the Human Resources and Compensation Committee;
•	An annual cash retainer of $15,000 for the chairs of the Corporate Governance Committee and the Finance and Planning Committee;
•	An annual cash retainer of $100,000 for the Non-Executive Chairman of the Board; and
•	An annual cash retainer of $5,000 for directors who are Representatives under an Indemnification Trust Agreement among the Company, its wholly owned subsidiary, J. C. Penney Corporation, Inc., and JPMorgan Chase Bank, as trustee (currently Directors Barrett, Engibous and Turner).

Director compensation covers the period from June 1 to May 31 following the election of directors at the annual meeting in May. The cash retainers are payable quarterly. Non-employee directors are reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors. Director equity awards are required to be held until the director’s service ends.

Election to Receive Common Stock; Deferral

Directors may elect to receive all or a portion of their cash retainers in Company common stock. Two directors elected to receive all or part of their fiscal 2014 cash retainers in Company common stock. A director may also elect to defer payment of all or part of their cash retainers under the terms of a deferred compensation plan for directors. One director elected such deferral with respect to fiscal 2014 compensation.

Directors’ Charitable Award Program

The Directors’ Charitable Award Program was frozen by the Board in 2000. Three of the current directors participate in the program. The Charitable Award Program was designed to acknowledge the service of directors and to recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Pursuant to the Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors (in the event of an uneven number of directors, a single life policy was purchased). Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000 to one or more charitable organizations as recommended by the individual directors. The Company will donate $500,000 upon the earlier of (i) five years after the date of death of the first director of the group to die or (ii) the death of the second director of the group. The Company will donate an additional $500,000 upon the death of the second director of the group. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this program.

Directors’ Matching Fund

Members of the Board may be involved with charitable organizations to which they provide support in the form of personal charitable contributions. As with the Charitable Award Program, the Company has established

2015 Proxy Statement	49

the Directors’ Matching Fund to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Under the Directors’ Matching Fund, directors may request the Company to match dollar-for-dollar their personal charitable contributions up to $10,000 per fiscal year. All or part of the matching contributions may be allocated to one or several organizations that have been determined to be charitable organizations under Section 501(c)(3) of the Code or that are a political subdivision of the state. Matches may only be made on personal gifts that have been paid within that fiscal year, not pledged.

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AUDIT FUNCTION

Report of the Audit Committee

Composition and Qualifications

The Audit Committee of the Board is composed of five independent directors and operates under a written charter, in accordance with applicable rules of the SEC and the NYSE. The Corporate Governance Committee and the full Board considers membership for the Audit Committee annually. The current members of the Audit Committee are Thomas J. Engibous, B. Craig Owens, Javier G. Teruel, Mary Beth West and Leonard H. Roberts, who serves as its Chair. The Board of Directors has determined that each member is “financially literate” and qualifies as an “audit committee financial expert,” as those terms are defined by the NYSE and the SEC.

Purpose

The purpose of the Audit Committee is to assist the Board in monitoring: (i) the Company’s accounting and financial reporting processes, including internal control over financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Company’s independent auditor; and (iv) the performance of the Company’s internal auditors and independent auditor.

Responsibilities

Management is responsible for maintaining adequate internal control over financial reporting. KPMG LLP is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent auditor, including the approval of audit fees and non-audit services provided by and fees paid to the independent auditor.

Review of Financial Information

In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and KPMG LLP’s evaluation of the Company’s internal control over financial reporting with both management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditor its independence. The Audit Committee also participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Inclusion of Consolidated Financial Statements in Form 10-K

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2015 for filing with the SEC.

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Independent Auditor

The Audit Committee also recommends that the Company’s stockholders ratify KPMG LLP as the Company’s independent auditor for the 2015 fiscal year.

Audit Committee

Leonard H. Roberts, Chair	B. Craig Owens	Mary Beth West
Thomas J. Engibous	Javier G. Teruel

Audit and Other Fees

The following table presents fees for professional services rendered by KPMG LLP:

	Fiscal 2013	Fiscal 2014
Audit Fees(1)	$3,856,609	$3,705,440
Audit-Related Fees(2)	304,500	264,000
Total Audit and Audit-Related Fees	$4,161,109	$3,969,440
Tax Fees
Tax Compliance Fees(3)	$276,664	$140,192
Tax Planning and Advice Fees	—	—
All Other Fees	—	—
Total Fees(4)	$4,437,773	$4,109,632

(1)	Audit fees include fees for the audits of the Company’s annual consolidated financial statements, for professional services rendered for the audits of internal control over financial reporting, for quarterly reviews, for statutory audits of certain subsidiaries and for services related to other periodic filings made with the SEC.
(2)	Audit-related fees in both years were for certain employee benefit plan audits and audits of financial statements of a related entity.
(3)	Tax compliance fees consist of fees for services related to international tax matters, entry into a joint venture, transfer pricing, capitalization of costs related to store remodel programs, sales tax and Section 382 ownership change testing.
(4)	All fees were pre-approved by the Audit Committee.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by the Company’s independent auditor in advance of the service being performed. For proposed projects using the services of the Company’s independent auditor that are expected to cost over $200,000, or 5% of the auditor’s fee for the preceding year, whichever is lower, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of the Company’s independent auditor that are expected to cost $200,000 or less, or less than 5% of the auditor’s fee for the preceding year, whichever is greater, the Audit Committee will be asked to review and approve a maximum amount for certain services, which may include services in any one or more of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent auditor. If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the work may continue. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. The Company will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a periodic basis as appropriate.

52	2015 Proxy Statement

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

KPMG LLP, independent certified public accountants, member of the SEC Practice Section of the AICPA Division for CPA firms, and registrant with the Public Company Accounting Oversight Board, has been the auditor of the Company’s consolidated financial statements since 1916. Its appointment as the Company’s independent auditor for the fiscal year ending January 30, 2016 has been approved by the Audit Committee of the Board. Stockholder ratification of such appointment is requested.

It is anticipated that a representative of KPMG LLP will attend the meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement should he or she so desire.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP.

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PROPOSAL 3 — ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Human Resources and Compensation Committee of the Board is responsible for establishing and implementing our executive compensation program. The Human Resources and Compensation Committee determines compensation for each named executive officer other than the CEO and the CEO-Designee. The compensation of the CEO and the CEO-Designee is determined by all of the independent directors of the Board. Our executive compensation program is designed to link pay to Company performance and align the pay of our named executive officers with the interests of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section for a more detailed discussion of how the Company’s compensation program reflects our overall philosophy and objectives.

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking stockholders to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers described in this Proxy Statement in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation together with the accompanying narrative disclosure, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board values the opinions of the Company’s stockholders and will take into account the outcome of the vote when considering future compensation decisions. At the 2011 annual meeting of stockholders, the Board recommended, and the stockholders approved, holding an annual vote on the compensation of our named executive officers.

The Board recommends a vote FOR the approval of the compensation of the named executive officers.

54	2015 Proxy Statement

OTHER BUSINESS MATTERS

Stockholder Proxy Proposal Deadline

Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is November 26, 2015.

Stockholder Business — Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with JCPenney’s Bylaw procedures. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Corporate Secretary of the Company. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and address of the stockholder, a representation that the stockholder is a holder of record of JCPenney stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and the reasons for conducting such business at the meeting as well as any material interest of the stockholder in such business.

The chair of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

Timing

It is currently expected that the 2016 Annual Meeting of Stockholders will be held on or about May 20, 2016, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which as noted above must be received by November 26, 2015) must be given by stockholders and received by the Secretary of the Company by February 20, 2016. The Company does, however, retain the right to change the date of the 2016 Annual Meeting of Stockholders as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 90-day advance notice period referred to above. Copies of the Company’s Bylaws are available on our website at www.jcpenney.com or you may request a copy from the Corporate Secretary of the Company.

Salil R. Virkar, Secretary

2015 Proxy Statement	55

J. C. PENNEY COMPANY, INC. 6501 LEGACY DRIVE PLANO, TX 75024	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by J. C. Penney Company, Inc. in mailing proxy materials, you can consent to receive all future notice communications, proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope provided or return it to J. C. Penney Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K and the

Proxy Statement on the Internet at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81650-P59351	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

J. C. PENNEY COMPANY, INC.
Vote On Proposals
Directors recommend a vote FOR Proposal 1.
1.	Election of Directors: Board’s nominees for Directors for the term set forth in the Proxy Statement are:
	Nominees:		For	Against	Abstain
	1a.	Colleen C. Barrett	☐	☐	☐				For	Against	Abstain

	1b.	Marvin R. Ellison	☐	☐	☐		1i.	Ronald W. Tysoe	☐	☐	☐

	1c.	Thomas J. Engibous	☐	☐	☐		1j.	Myron E. Ullman, III	☐	☐	☐

	1d.	B. Craig Owens	☐	☐	☐		1k.	Mary Beth West	☐	☐	☐

	1e.	Leonard H. Roberts	☐	☐	☐

	1f.	Stephen I. Sadove	☐	☐	☐	Directors recommend a vote FOR Proposals 2 and 3.

	1g.	Javier G. Teruel	☐	☐	☐	2.	To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending January 30, 2016.		☐	☐	☐
	1h.	R. Gerald Turner	☐	☐	☐	3.	Advisory vote on executive compensation.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No
Please Sign and Date
Please sign your name exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

You can access J. C. Penney Company, Inc. stockholder accounts online.

Computershare, Transfer Agent for J. C. Penney Company, Inc., makes it easy and convenient to get current information on stockholder accounts.

• View account status

• View certificate history

• View book-entry information

• Make address changes

• Obtain a duplicate 1099 tax form

Visit us on the web at www.computershare.com/investor

▼  FOLD AND DETACH HERE  ▼

M81651-P59351

J. C. Penney Company, Inc. PROXY/VOTING INSTRUCTION CARD This Proxy is solicited by the Board of Directors

By properly executing this card on the reverse, or by voting via Internet or telephone, you are authorizing T. J. Engibous, L. H. Roberts and M. E. West, or any of them, with power of substitution in each, to represent and vote the stock owned of record which you are entitled to vote at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 15, 2015, at 10:00 A.M., local time, and at any adjournment or postponement thereof ("Meeting"), upon such business as may come before the Meeting, including the items set forth on the reverse ("Business").

Board's nominees for Directors for the term set forth in the Proxy Statement are (1a) Colleen C. Barrett, (1b) Marvin R. Ellison, (1c) Thomas J. Engibous, (1d) B. Craig Owens, (1e) Leonard H. Roberts, (1f) Stephen I. Sadove, (1g) Javier G. Teruel, (1h) R. Gerald Turner, (1i) Ronald W. Tysoe, (1j) Myron E. Ullman, III, and (1k) Mary Beth West.

Your vote is important and cannot be recorded by the proxies unless this card is properly executed by you and returned, or unless you vote by Internet or telephone. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote by Internet or telephone. No postage is required if this envelope is mailed in the United States.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors, and FOR Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

(Continued on the reverse side)

J. C. PENNEY COMPANY, INC. 6501 LEGACY DRIVE PLANO, TX 75024	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until two days prior to the meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by J. C. Penney Company, Inc. in mailing proxy materials, you can consent to receive all future notice communications, proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until two days prior to the meeting date. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope provided or return it to J. C. Penney Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K and the

Proxy Statement on the Internet at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81662-Z64763	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

J. C. PENNEY COMPANY, INC.
Vote On Proposals
Directors recommend a vote FOR Proposal 1.
1.	Election of Directors: Board’s nominees for Directors for the term set forth in the Proxy Statement are:
	Nominees:		For	Against	Abstain
	1a.	Colleen C. Barrett	☐	☐	☐				For	Against	Abstain

	1b.	Marvin R. Ellison	☐	☐	☐		1i.	Ronald W. Tysoe	☐	☐	☐

	1c.	Thomas J. Engibous	☐	☐	☐		1j.	Myron E. Ullman, III	☐	☐	☐

	1d.	B. Craig Owens	☐	☐	☐		1k.	Mary Beth West	☐	☐	☐

	1e.	Leonard H. Roberts	☐	☐	☐

	1f.	Stephen I. Sadove	☐	☐	☐	Directors recommend a vote FOR Proposals 2 and 3.

	1g.	Javier G. Teruel	☐	☐	☐	2.	To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending January 30, 2016.		☐	☐	☐
	1h.	R. Gerald Turner	☐	☐	☐	3.	Advisory vote on executive compensation.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

I elect to direct the voting of undirected shares in the Plan.			☐	☐
			Yes	No
Please Sign and Date
Please sign your name exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

▼   FOLD AND DETACH HERE  ▼

M81663-Z64763

J. C. Penney Company, Inc.

PROXY/VOTING INSTRUCTION CARD

Allocated and Undirected Stock

This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE COMPANY'S SAVINGS, PROFIT-SHARING AND STOCK OWNERSHIP PLAN ("PLAN"):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company ("Trustee") to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Common Stock allocated under the Plan ("Allocated Stock"), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Common Stock for which no directions are received by the Trustee ("Undirected Stock"), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 15, 2015, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 13, 2015, the Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You acknowledge that in voting the Undirected Stock, you are acting as a named fiduciary under the Employee Retirement Income Security Act of 1974. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors' Proxy Statement for the meeting is enclosed herewith.

Board's nominees for Directors for the term set forth in the Proxy Statement are (1a) Colleen C. Barrett, (1b) Marvin R. Ellison, (1c) Thomas J. Engibous, (1d) B. Craig Owens, (1e) Leonard H. Roberts, (1f) Stephen I. Sadove, (1g) Javier G. Teruel, (1h) R. Gerald Turner, (1i) Ronald W. Tysoe, (1j) Myron E. Ullman, III, and (1k) Mary Beth West.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by Internet or telephone, by May 13, 2015. Therefore, please sign, date and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors, and FOR Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) (Continued on the reverse side)